Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of March 16, 2004

between

NTERA HOLDINGS, INC.

and

WORLDQUEST NETWORKS, INC.

i

Page
SECTION 10.6. Assignment	51
SECTION 10.7. Enforcement	51
SECTION 10.8. Severability	51

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 16, 2004, between WorldQuest Networks, Inc., a Delaware corporation (“WorldQuest”), Ntera Holdings, Inc., a Delaware Corporation (“Ntera”), and Engin Yesil (the "Principal Shareholder”).

I N T R O D U C T I O N

          WHEREAS, the Board of Directors of each of WorldQuest and Ntera have unanimously approved the Merger (as defined below);

          WHEREAS, the parties to this Agreement intend that, to the extent that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, this Agreement constitutes a plan of reorganization;

          WHEREAS, concurrently with the execution of this Agreement, the Principal Shareholder and WorldQuest have executed a voting agreement, pursuant to which the Principal Shareholder has agreed to vote his shares of Ntera Common Stock (as defined below) in favor of the Merger;

          WHEREAS, WorldQuest, Ntera and the Principal Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger and the other transactions contemplated by this Agreement; and

          WHEREAS, concurrently with the execution of this Agreement, Victor Grijalva, Michael Adler, Guven Kivilcim and Engin Yesil have entered into employment agreements (the “Employment Agreements”) with WorldQuest which will become effective at the Effective Time (as defined below) to serve as the Chief Financial Officer, Chief Executive Officer and President, Chief Technology Officer and President of Business Development, respectively, of the Surviving Corporation (as defined below);

          NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

          SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (“Delaware Law"), Ntera shall be merged with and into WorldQuest (the “Merger”) at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Ntera shall cease and WorldQuest shall continue as the surviving corporation (the

"Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Ntera in accordance with Delaware Law.

          SECTION 1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date”).

          SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file a certificate of merger or other appropriate documents (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), or at such other time as Ntera and WorldQuest shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time”).

          SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the Delaware Law.

          SECTION 1.5. Certificate of Incorporation and By-Laws.

          (a) WorldQuest’s certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-Laws of WorldQuest as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein.

          SECTION 1.6. Directors. From and after the Effective Time, the four directors of WorldQuest in office immediately prior to the Effective Time, plus the three additional directors designated by Ntera and identified on Exhibit A shall be the directors of the Surviving Corporation, each to serve as such until such person’s respective successor is duly elected and qualified for office, or until such person’s earlier death, resignation or removal.

          SECTION 1.7. Officers. The parties agree that each person listed on Exhibit B shall hold the offices in the Surviving Corporation set forth opposite such person’s name on Exhibit B following the Effective Time until determined otherwise by the Board of Directors of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

          SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $1.00 per share, of Ntera (“Ntera Common Stock"):

          (a) Cancellation of Treasury Stock. Each share of Ntera Common Stock that is owned by Ntera or by any subsidiary of Ntera shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Except as set forth in Section 2.2(a) and subject to Section 2.3, each issued and outstanding share of Ntera Common Stock shall be converted into the right to receive such number of fully paid and nonassessable shares of WorldQuest Common Stock (rounded up to the nearest whole number of shares) as is equal to the Exchange Ratio (the “Merger Consideration”). As of the Effective Time, all such shares of Ntera Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Ntera Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2(a). For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (i) the difference obtained by subtracting (A) the number of shares of Fully Diluted WorldQuest Common Stock immediately prior to the Effective Time from (B) the quotient obtained by dividing the number of shares of Fully Diluted WorldQuest Common Stock immediately prior to the Effective Time by .20, by (ii) the total number of shares of Ntera Common Stock outstanding immediately prior to the Effective Time. In order to avoid confusion, an illustration of the calculation of the Exchange Ratio is set forth on Section 2.1 of the WorldQuest Disclosure Schedule (as defined below). For purposes of this Agreement, the term “Fully-Diluted WorldQuest Common Stock” shall mean all of the outstanding WorldQuest Common Stock, assuming conversion or exchange of all outstanding securities that are convertible into or exchangeable for WorldQuest Common Stock, including all warrants and stock options provided that such securities are then “in the money.” For purposes of this Section 2.1(b), a convertible security shall be considered “in the money” if, the exercise price per share for such option or warrant is less than $6.00 (as adjusted for any stock split, combination or similar corporate event after the date hereof).

          SECTION 2.2. Exchange of Certificates.

          (a) Exchange Procedure. At the Closing, subject to Section 2.3, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Ntera Common Stock (the “Certificates”) shall surrender the Certificates held by such holder in such form as WorldQuest may reasonably specify in exchange for the Merger Consideration. Subject to Section 2.3, upon surrender of a Certificate for cancellation together with such other documents as may reasonably be required by WorldQuest, the holder of such Certificate shall receive in exchange therefor, and the Surviving Corporation shall pay the Merger Consideration for each share of Ntera Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Ntera, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable.

          (b) No Liability. Notwithstanding anything to the contrary in this Section 2.2 neither the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Ntera Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (c) No Further Ownership Rights in Ntera Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Ntera Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Ntera Common Stock which were outstanding immediately prior to the Effective Time.

          SECTION 2.3. Holdback of Shares.

          (a) At Closing, notwithstanding any other provision of this Article II, upon the surrender of Certificates in accordance with the terms of this Article II, the Surviving Corporation shall hold back a number of shares of WorldQuest Common Stock equal to 15% of the aggregate Merger Consideration for all of the shares of Ntera Common Stock (rounded to the nearest whole number of shares) (the “Holdback Shares”), including any shares issued to a former holder that is not a Participating Stockholder (as defined below). The Holdback Shares shall be held back on a pro rata basis from the Merger Consideration issuable to all holders of Ntera Common Stock other than the holder identified on Section 2.3(a) of the Ntera Disclosure Schedule (the “Participating Stockholders”). The Holdback Shares shall be held by the Surviving Corporation for a period (the “Holdback Period”) beginning on the Closing Date through the Final Determination Date (as defined below).

          (b) Within 30 days of the end of the twelve month period (the "Determination Period”) beginning on the first day of the month immediately following the Closing Date, the Surviving Corporation shall cause its auditors, at the Surviving Corporation’s expense, to prepare and deliver to the Surviving Corporation and the Principal Shareholder, as the representative of the Participating Stockholders, its calculation of the Surviving Corporation’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) during the Determination Period. The calculation of EBITDA shall be prepared by the auditors in accordance with the procedures set forth on Section 2.3(b) of the Ntera Disclosure Schedule. The Surviving Corporation shall give the Principal

Shareholder access to the Surviving Corporation’s books and records and the supporting documentation for the calculations of the auditors reasonably necessary for the Principal Shareholder to review and confirm the calculation of the auditors. In the event that the Principal Shareholder disputes the correctness of the calculation of EBITDA, the Principal Shareholder shall notify the Surviving Corporation and its auditors within 20 business days after receipt of the calculation and shall set forth, in writing and in reasonable detail, the reason for the Principal Shareholder’s objections. If the Principal Shareholder fails to deliver a notice of objections within 20 business days after receipt of the calculation from the Surviving Corporation’s auditors, the Principal Shareholder shall be deemed to have accepted the calculation. The Surviving Corporation and the Principal Shareholder shall endeavor in good faith to resolve any disputed matters within 20 business days after receipt by the Surviving Corporation of the Principal Shareholder’s notice of objections. If the parties are unable to resolve the disputed matters, they shall jointly select a nationally known independent accounting firm (which firm shall not be the then regular auditors of the Surviving Corporation) to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall, except as described in Section 2.3(b) of the Ntera Disclosure Schedule, be conclusive and binding. The date on which a final determination of EBITDA is made, whether by acceptance of the initial calculation or resolution of any disputes, is herein referred to as the “Final Determination Date.”

          (c) If the ultimate calculation of EBITDA is equal to $8,500,000 or more (the “Target Amount”), then the Surviving Corporation shall release to the Participating Stockholders (less any Holdback Shares cancelled in accordance with Section 9.5), together with all dividends and distributions declared thereon during the Holdback Period, within three business days of the Final Determination Date. If the ultimate calculation of EBITDA is less than the Target Amount, then any remaining Holdback Shares shall automatically be forfeited, canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and the Surviving Corporation shall retain any dividends declared thereon during the Holdback Period.

          (d) During the Holdback Period, each Participating Stockholder may exercise any and all voting and other consensual rights pertaining to such holder’s Holdback Shares (other than any Holdback Shares that are cancelled in accordance with Section 9.5). During the Holdback Period, the Surviving Corporation shall retain all dividends and distributions paid or payable in respect of the Holdback Shares (other than any Holdback Shares that are cancelled in accordance with Section 9.5) for the benefit of such holders and in the event the Target Amount is met, such dividends and distributions will be paid to such holders in accordance with Section 2.3(c) above. The Holdback Shares shall be subject to adjustment to take into account any stock split, stock dividend, recapitalization or other similar event effecting the capital stock of the Surviving Corporation.

ARTICLE III

Representations and Warranties

          SECTION 3.1. Representations and Warranties of Ntera and the Principal Shareholder. Except as set forth in the written disclosure schedule dated as of the date of this

Agreement and previously delivered by Ntera to WorldQuest (the “Ntera Disclosure Schedule”) (it being understood that the Ntera Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Ntera Disclosure Schedule shall qualify all of the representations and warranties in the corresponding sections of this Section 3.1 and, in addition, all other sections in this Section 3.1 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections), Ntera and the Principal Shareholder jointly and severally represent and warrant to WorldQuest as follows:

          (a) Organization, Standing and Corporate Power. Ntera is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Except as set forth on Section 3.1(a) of the Ntera Disclosure Schedule, Ntera is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of Ntera and its subsidiaries taken as a whole except that occurrences due solely to a disruption of Ntera’s or its subsidiaries’ businesses solely as a result of the announcement of the execution of this Agreement and the transactions proposed to be consummated hereunder shall be excluded from consideration for purposes of determining the existence of a material adverse effect on Ntera and its subsidiaries taken as a whole (a “Ntera Material Adverse Effect”). Ntera has delivered or made available to WorldQuest complete and correct copies of its certificate of incorporation and by-laws, in each case as amended to the date of this Agreement. For purposes of this Agreement, a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (b) Subsidiaries. Section 3.1(b) of the Ntera Disclosure Schedule lists each subsidiary of Ntera and its respective jurisdiction of incorporation. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by Ntera, by another subsidiary of Ntera or by Ntera and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock), except for such restrictions under applicable securities laws. Except for the capital stock of its subsidiaries, Ntera does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (c) Capital Structure. The authorized capital stock of Ntera consists of 100 shares of Ntera Common Stock. As of March 15, 2004, (i) 100 shares of Ntera Common Stock were issued and outstanding, and (ii) no shares of Ntera Common Stock were held by Ntera in its treasury or by any of Ntera’s subsidiaries. Except as set forth above or on Section 3.1(c) of the

Ntera Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Ntera are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Ntera are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Ntera having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Ntera may vote. Except as set forth above or on Section 3.1(c) of the Ntera Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements or undertakings of any kind to which Ntera or any of its subsidiaries is a party or by which any of them is bound obligating Ntera or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Ntera or of any of its subsidiaries or obligating Ntera or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, or undertaking. There are no outstanding rights, commitments, agreements, or undertakings of any kind obligating Ntera or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Ntera or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences.

          (d) Authority; Noncontravention. Ntera has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Ntera and the consummation by Ntera of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Ntera. This Agreement has been duly executed and delivered by Ntera and constitutes a valid and binding obligation of Ntera, enforceable against Ntera in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and the application of general principals of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Except as set forth on Section 3.1(d) of the Ntera Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Ntera or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Ntera, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Ntera or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ntera or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Ntera Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, “Consents”) any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Ntera or any of its subsidiaries in connection with the execution and delivery of this Agreement by Ntera or the consummation by Ntera of the transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form by Ntera under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) such filings as may be required under state securities or “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Ntera is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to have a Ntera Material Adverse Effect.

          (e) Financial Statements; No Undisclosed Liabilities. Attached to Section 3.1(e) of the Ntera Disclosure Schedule are the following financial statements (collectively, the “Ntera Financial Statements”):

               (i) the audited consolidated balance sheet of Ntera as of December 31, 2002, and the related audited income statement and audited statement of cash flows of Ntera for the period then ended; and

               (ii) the unaudited consolidated balance sheet of Ntera as of December 31, 2003, and the related unaudited income statement of Ntera for the period then ended.

          Except as set forth on Section 3.1(e) of the Ntera Disclosure Schedule, the Ntera Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Ntera and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as reflected in the Ntera Financial Statements, neither Ntera nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute or contingent) which are required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Ntera and its consolidated subsidiaries or in the notes thereto other than any liabilities and obligations incurred since December 31, 2003 in the ordinary course of business or which, individually or in the aggregate, would not have a Ntera Material Adverse Effect. As of the date of this Agreement, there is no inter-company indebtedness or indebtedness owed by Ntera to any of its affiliates.

          (f) Information Supplied. None of the information supplied or to be supplied by Ntera or its subsidiaries or representatives in writing for inclusion or incorporation by reference in the WorldQuest Proxy Statement (as defined below) will, at the time it is filed with the Securities and Exchange Commission (“SEC”), first published, sent or given to shareholders or, at the time of the WorldQuest Stockholders Meeting, knowingly contain any untrue statement of a material fact or knowingly omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Ntera or the Principal Shareholder with respect to statements made or incorporated by reference therein based on information supplied by WorldQuest specifically for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement or as disclosed in Section 3.1(g) of the Ntera Disclosure Schedule, since December 31, 2003, there has not been (i) any event, occurrence or development (other than those relating to the economy or securities markets in general or the industries in which Ntera and its subsidiaries operate in general or resulting from the announcement of this Agreement and the transactions contemplated hereby) which individually or in the aggregate would reasonably be expected to result in a Ntera Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Ntera’s capital stock or (iii) any split, combination or reclassification of any of Ntera’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Ntera’s capital stock.

          (h) Litigation. Except as disclosed in Section 3.1(h) of the Ntera Disclosure Schedule, there is no suit, action or proceeding pending or against or affecting Ntera or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a Ntera Material Adverse Effect, (ii) impair the ability of Ntera to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Ntera or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          (i) Pension and Benefit Plans; ERISA.

               (A) Section 3.1(i)(A) of the Ntera Disclosure Letter contains a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (hereinafter a “Ntera Pension Plan"), “employee welfare benefit plan” (as defined in Section 3(l) of ERISA), stock option, stock purchase, restricted stock, phantom stock or other equity-based incentive plan, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Ntera or any other person or entity that together with Ntera is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a “Ntera Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of Ntera or any Ntera Affiliate (all the foregoing being herein referred collectively as “Ntera Employee Benefit Plans"). Ntera has made available to Worldquest true, complete and correct copies of (1) each of the Ntera Employee Benefit Plans and amendments thereto, (2) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each of the Ntera Employee Benefit Plans (if any such report was required by applicable law), (3) the most recent summary plan description and any summaries of material modification for each of the Ntera Employee Benefit Plans for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to the Ntera Employee Benefit Plans.

               (B) Each Ntera Employee Benefit Plan has been administered in all material respects in accordance with its terms. Ntera, Ntera Affiliates and all Ntera Employee Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. Except as disclosed in Section 3.1(i)(B) of the Ntera Disclosure Letter, all reports, returns, notices and similar documents with respect to the Ntera Employee Benefit Plans required to be filed with any governmental agency or distributed to any Ntera Employee Benefit Plan participant have been duly, timely and accurately filed or distributed. Except as disclosed in Section 3.1(i)(b) of the Ntera Disclosure Letter, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of Ntera Employee Benefit Plans), suits or proceedings against or involving any of the Ntera Employee Benefit Plans or asserting any rights or claims to benefits under any of the Ntera Employee Benefits Plans that could give rise to any liability, and there are not any facts to Ntera’s knowledge that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. No prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which Ntera or any Ntera Affiliate could be subject to any liability have occurred with respect to any Ntera Employee Benefit Plans.

               (C) Except as disclosed in Section 3.1(i)(C) of the Ntera Disclosure Letter, none of the Ntera Pension Plans are subject to Title IV of ERISA and none of Ntera or any Ntera Affilate has maintained or been required to contribute to a plan that is subject to Title IV of ERISA during the past six years.

               (D) Except as disclosed in Section 3.1(i)(D) of the Ntera Disclosure Letter, each Ntera Pension Plan intended to be qualified has been the subject of a determination letter from the Internal Revenue Service to the effect that such Ntera Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of Ntera, revocation has not been threatened; and such Ntera Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost. Ntera has made available to WorldQuest a copy of the most recent determination letter received from the Internal Revenue Service with respect to each Ntera Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

               (E) Except as disclosed on Section 3.1(i)(E) of the Ntera Disclosure Letter, no stock or other securities issued by Ntera or any Ntera Affiliate forms or has formed a part of the assets of any of the Ntera Employee Benefit Plan or the Ntera Pension Plan.

               (F) Except as disclosed on Section 3.1(i)(F) of the Ntera Disclosure Letter, no payment that is owed or may become due to any director, officer, employee or agent of Ntera or a Ntera Affiliate will be non-deductible to Ntera or a Ntera Affiliate or be subject to the tax under section either Section 280G or 4999 of the Code.

               (G) With respect to each Ntera Employee Benefit Plan that is not subject to United States law (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Foreign Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

               (H) No Ntera Employee Benefit Plan provides, nor does Ntera, or any Ntera Affiliate have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

               (I) At the effective time, each outstanding option to purchase WorldQuest Common Stock, whether or not granted under the WorldQuest Networks, Inc. 2002 Stock Option Plan, shall by virtue of the Merger be assumed by WorldQuest in its capacity as the Surviving Corporation. Each option so assumed under this Agreement will continue to have, and be subject to the same terms and conditions of such options immediately prior to the Effective Time.

          (j) Taxes. As used in this Agreement, “tax” or “taxes” shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as would not reasonably be expected to have a Ntera Material Adverse Effect:

               (i) Except as set forth on Section 3.1(j) of the Ntera Disclosure Schedule, Ntera and each of its subsidiaries have timely filed all material tax returns, statements, reports and forms required to be filed with any tax authority (collectively, the “Tax Returns”) and in accordance in all material respects with all applicable laws. All such tax returns are correct and complete in all material respects. All taxes shown as due and payable on the Tax Returns have been paid and all other taxes of Ntera or any of its subsidiaries have been adequately reserved for in the Ntera Financial Statements. There are no Liens on any of the assets of Ntera or any of its subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any tax.

               (ii) No dispute or claim concerning any tax liability of Ntera or any of its subsidiaries has been proposed or claimed in writing or, to the knowledge of Ntera or the Principal Shareholder, threatened by any authority.

               (iii) Neither Ntera nor any of its subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

               (iv) Except as set forth in Section 3.1(j) of the Ntera Disclosure Schedule, Ntera currently is, and at all times since its formation has been, classified as an S corporation within the meaning of and in accordance with Section 1361(a) of the Code, and all subsidiaries of Ntera that are corporations currently are, and at all times since their formation have been, qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3) of the Code.

               (v) Neither Ntera nor any of its subsidiaries has constituted either a "distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (vi) Ntera has complied in all material respects with all applicable laws relating to the payment, collection or withholding of any taxes and the remittance thereof to any and all tax authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402.

          (k) Brokers; Schedule of Fees and Expenses. Except as disclosed in Schedule 3.1(k) of the Ntera Disclosure Schedule, no broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Principal Shareholder, Ntera or any of its subsidiaries.

          (l) Intellectual Property. To the knowledge of Ntera, Ntera and its subsidiaries own or have a valid right to use all Intellectual Property (as defined in this Section 3.1(l)) that is individually or in the aggregate material to the conduct of the businesses of Ntera and its subsidiaries (the "Ntera Intellectual Property”), except where the failure to so own or have a valid right to use such Ntera Intellectual Property would not, individually or in the aggregate, be reasonably likely to have a Ntera Material Adverse Effect. Neither Ntera nor any of its subsidiaries is or is alleged to be in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use Ntera Intellectual Property, and to the knowledge of Ntera, neither Ntera nor any subsidiary of Ntera is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a Ntera Material Adverse Effect. There are no (i) circumstances which, with the giving of notice or the lapse of time, or both, or the failure of Ntera to act in a timely fashion, would cause the loss or materially impair the validity of any Ntera Intellectual Property, or (ii) notices of any material claim of infringement with respect to any item of Ntera Intellectual Property, or notices of any contested patent or other contested item of Ntera Intellectual Property, except for such circumstances or notices which individually or in the aggregate would not reasonably be expected to have a Ntera Material Adverse Effect. For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and related non-disclosure rights, and all other proprietary intellectual property, and all pending applications for and registrations of any of the foregoing.

          (m) Compliance with Laws. Except as set forth on Section 3.1(m) of the Ntera Disclosure Schedule, Ntera and its subsidiaries and their operations are being conducted in compliance with all applicable laws, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to have a Ntera Material Adverse Effect. Neither Ntera nor any subsidiary of Ntera has received any written notice during the two years prior to the date hereof: (i) of any administrative, civil or criminal investigation or audit (other than tax audits) by any governmental entity relating to Ntera or any subsidiary of Ntera or (ii) from any governmental entity alleging that Ntera or any subsidiary of Ntera is not in compliance in any material respect with any applicable law.

          (n) Change of Control. Except as described in Section 3.1(n) of the Ntera Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of Ntera or any of its subsidiaries, from Ntera or any of its subsidiaries under any Stock Plan, benefit plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Stock Plan, benefit plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

          (o) Material Contracts.

          (i) Section 3.1(o) of the Ntera Disclosure Letter sets forth a list of all Ntera Material Contracts (as defined below), other than any entered into after the date hereof in accordance with Section 4.1 hereof. Ntera has heretofore made available to WorldQuest true, correct and complete copies of all written, and summaries of all oral, contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Ntera or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which Ntera or any of its subsidiaries is a party or by which any of its or their properties or assets are bound that are material to the business, properties or assets of Ntera and its subsidiaries taken as a whole, including, without limitation:

               (A) any material contracts or agreements for product design or development, personal services, consulting, or indemnification (including, without limitation, any contracts or agreements to which Ntera or any of its subsidiaries is a party involving employees of Ntera);

               (B) any material contracts or agreements to sell products or to provide services to third persons (including without limitation licensing, maintenance, consulting, development, training and support agreements) and any material merchandising or distribution contracts or agreements;

               (C) any material contracts or agreements with vendors or suppliers for the acquisition or licensing of software, hardware, materials, supplies, component parts or other items or services;

               (D) any material contracts or agreements granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions;

               (E) any contracts or agreements that provide for exclusive rights or that purport to limit, curtail, or restrict the ability of Ntera or any of its subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect;

               (F) any partnership or joint venture agreements;

               (G) any contracts or agreements for the acquisition, sale or lease of material properties or assets of Ntera (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2001;

               (H) any material contracts or agreements with any Governmental Entity, including any contracts or agreements that require Ntera or any of its subsidiaries to maintain any facility or workforce;

               (I) any loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by Ntera or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred,

               (J) any other contract or agreement that involves total annual payments of more than $50,000 or aggregate payments over the life thereof of $150,000 or which, together with all other contracts or agreements to or with the same party or affiliated parties, involve more than such amounts;

               (K) any agreements or contracts for the lease of real property;

               (L) any employment agreements; and

               (M) any commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “Ntera Material Contracts”).

          (ii) Each of the Ntera Material Contracts constitutes the valid and legally binding obligation of Ntera or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity), and is in full force and effect. Except as set forth in Section 3.1(o)(ii) of the Ntera Disclosure Schedule, there is no default under any Ntera Material Contract either by Ntera or, to Ntera’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Ntera or, to Ntera’s knowledge, any other party, except for defaults that, individually or in the aggregate, have not had or reasonably could not be expected to have a Ntera Material Adverse Effect. No party to any such Ntera Material Contract has given notice to Ntera of or made a claim against Ntera with respect to any breach or default thereunder.

          (p) Transactions with Affiliates. Except as set forth on Section 3.1(p) of the Ntera Disclosure Schedule, no director, officer or other affiliate (or his or her immediate family member) of Ntera or any subsidiary of Ntera and no entity in which any such director, officer or other affiliate owns any beneficial interest (other than less than 1% of a publicly held corporation) (i) is a party to any contract with, or relating to the business or operations of, Ntera or any subsidiary of Ntera, (ii) is a party to any contract for or relating to indebtedness of Ntera or any subsidiary of Ntera, or (iii) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Ntera or any subsidiary of Ntera.

          (q) Environmental Compliance. Neither Ntera nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (as defined below) on, under, from or at any of Ntera’s or any of its subsidiaries’ properties or any other properties, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of Ntera’s or any of its subsidiaries’ properties, or (iii) received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances (collectively, “Environmental Laws”) that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its subsidiaries’ properties or any other properties, (D) alleging non-compliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of Hazardous Substances at or arising from any of Ntera’s or any of its subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any material defined or regulated as toxic or hazardous under any applicable Environmental Law, including any petroleum and petroleum products, natural gas, synthetic gas, and any mixtures thereof, radon, asbestos, and any substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

          (r) Assumption. For purposes of the representations and warranties contained in this Section 3.1, the Parties have assumed that all of the transactions contemplated in Section 6.7 hereof were consummated as of the date of this Agreement.

          (s) Representations Complete. None of the representations or warranties made by Ntera or the Principal Shareholder (as modified by the Ntera Disclosure Schedule) in this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          SECTION 3.2. Representations and Warranties of WorldQuest. Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by WorldQuest to Ntera (the “WorldQuest Disclosure Schedule”) (it being understood that the WorldQuest Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the WorldQuest Disclosure Schedule shall qualify all of the representations and warranties in the corresponding sections of this Section 3.2 and, in addition, all other sections in this Section 3.2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections), WorldQuest represents and warrants to Ntera as follows:

          (a) Organization, Standing and Corporate Power. WorldQuest is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

WorldQuest is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of WorldQuest and its subsidiaries taken as a whole except that occurrences due solely to a disruption of WorldQuest’s or its subsidiaries’ business solely as a result of the announcement of the execution of this Agreement and the transactions proposed to be consummated hereunder shall be excluded from consideration for purposes of determining the existence of a material adverse effect on WorldQuest and its subsidiaries taken as a whole (a "WorldQuest Material Adverse Effect”). WorldQuest has provided Ntera with complete and correct copies of its certificate of incorporation and by-laws.

          (b) Subsidiaries. Section 3.2(b) of the WorldQuest Disclosure Schedule lists each subsidiary of WorldQuest and its respective jurisdiction of incorporation. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by WorldQuest, by another subsidiary of WorldQuest or by WorldQuest and another such subsidiary, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, WorldQuest does not own, directly or indirectly, any capital stock or other ownership interest in any person.

          (c) Capital Structure. As of the date of this Agreement, the authorized capital stock of WorldQuest consists of 50,000,000 shares of WorldQuest Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“WorldQuest Preferred Stock”). At the close of business on March 15, 2004, (i) 6,466,399 shares of WorldQuest Common Stock were issued and outstanding, (ii) no shares of WorldQuest Preferred Stock were issued and outstanding, (iii) no shares of WorldQuest Common Stock were held by WorldQuest in its treasury, (iv) approximately 783,086 shares of WorldQuest Common Stock were reserved for future issuance pursuant to WorldQuest’s various stock option and stock purchase plans described in, or incorporated by reference in, the WorldQuest SEC Documents (defined below in Section 3.2(e)) and (v) 720,775 shares of WorldQuest Common Stock were subject to issuance upon exercise of outstanding warrants to purchase WorldQuest Common Stock (“WorldQuest Warrants”). 963,981 of the WorldQuest Warrants and the outstanding options to purchase WorldQuest Common Stock were “in the money” (as defined in Section 2.1(b)) as of the date hereof. Except as set forth above, at the close of business on March 15, 2004, no shares of capital stock or other voting securities of WorldQuest were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of WorldQuest are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are outstanding no bonds, debentures, notes or other indebtedness of WorldQuest having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of WorldQuest may vote. As of the date of this Agreement there are outstanding no securities of WorldQuest which contain any anti-dilution provisions that would be triggered by the transactions contemplated by this Agreement or that are based upon the issue price of any securities of WorldQuest.

          (d) Authority; Noncontravention. WorldQuest has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the affirmative votes of the holders of a majority of the outstanding shares of WorldQuest Common Stock (the “WorldQuest Shareholder Vote”) with respect to the Merger and the issuance of WorldQuest Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by WorldQuest and the consummation by WorldQuest of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of WorldQuest, subject, in the case of the Merger if required under Delaware Law, and in the case of the issuance of WorldQuest Common Stock if required by the rules of The Nasdaq Stock Market (“Nasdaq”), to approval of this Agreement by the WorldQuest Shareholder Vote. This Agreement has been duly executed and delivered by WorldQuest and constitutes a valid and binding obligation of WorldQuest, enforceable against it in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and the application of general principals of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of WorldQuest or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of WorldQuest, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to WorldQuest or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WorldQuest or any subsidiary of WorldQuest or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a WorldQuest Material Adverse Effect. No Consent is required by or with respect to WorldQuest in connection with the execution and delivery by WorldQuest of this Agreement or the consummation by WorldQuest of the transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form by WorldQuest under the HSR Act and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the WorldQuest Stockholders Meeting (as defined below) (as amended and supplemented from time to time, the “WorldQuest Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such filings as may be required under state securities or “blue sky” laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Ntera is qualified to do business, (v) such filings with and approvals of Nasdaq to permit the WorldQuest Common Stock to continue to be listed on Nasdaq after the Effective Date, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to have a WorldQuest Material Adverse Effect.

          (e) SEC Documents; Financial Statements; No Undisclosed Liabilities. WorldQuest has filed all required reports, forms and other documents with the SEC since January 1, 2001 (the “WorldQuest SEC Documents”). As of their respective dates, the WorldQuest SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such WorldQuest SEC Documents, and none of the WorldQuest SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of WorldQuest included in the WorldQuest SEC Documents as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of WorldQuest and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount). Except as reflected in the financial statements of WorldQuest included in the WorldQuest SEC Documents, neither WorldQuest nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute or contingent) which are required by generally accepted accounting principles to be set forth on a consolidated balance sheet of WorldQuest and its consolidated subsidiaries or in the notes thereto other than any liabilities and obligations incurred since September 30, 2003 in the ordinary course of business or which, individually or in the aggregate, would not have a WorldQuest Material Adverse Effect.

          (f) Information Supplied. None of the information supplied or to be supplied by WorldQuest or its subsidiaries or representatives in writing for inclusion or incorporation by reference in the WorldQuest Proxy Statement will, at the time it is filed with the SEC, first published, sent or given to shareholders or, at the time of the WorldQuest Stockholders Meeting, knowingly contain any untrue statement of a material fact or knowingly omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by WorldQuest with respect to statements made or incorporated by reference therein based on information supplied by Ntera for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement, since September, 2003, there has not been (i) any event, occurrence or development (other than those relating to the economy or securities markets in general or the industries in which WorldQuest and its subsidiaries operate in general or resulting from the announcement of this Agreement and the transactions contemplated hereby) which individually or in the aggregate would reasonably be expected to result in a WorldQuest Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of WorldQuest’s capital stock or (iii) any split, combination or reclassification of any of WorldQuest’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of WorldQuest’s capital stock.

          (h) Litigation. Except as disclosed in the WorldQuest SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of WorldQuest, threatened against or affecting WorldQuest or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a WorldQuest Material Adverse Effect, (ii) impair the ability of WorldQuest to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WorldQuest or any of its subsidiaries having, or which is reasonably likely to have, any such effect.

          (i) Brokers. Except as disclosed in Schedule 3.2(i) of the WorldQuest Disclosure Schedule, no broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WorldQuest.

          (j) Pension and Benefit Plans; ERISA.

               (A) Section 3.2(j)(A) of the Worldquest Disclosure Letter contains a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (hereinafter a “Worldquest Pension Plan"), “employee welfare benefit plan” (as defined in Section 3(l) of ERISA), stock option, stock purchase, restricted stock, phantom stock or other equity-based incentive plan, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Worldquest or any other person or entity that together with Worldquest is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a “Worldquest Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of Worldquest or any Worldquest Affiliate (all the foregoing being herein referred collectively as “Worldquest Employee Benefit Plans"). Worldquest has made available to Ntera true, complete and correct copies of (1) each of the Worldquest Employee Benefit Plans and amendments thereto, (2) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each of the Worldquest Employee Benefit Plans (if any such report was required by applicable law), (3) the most recent summary plan description and any summaries of material modification for each of the Worldquest Employee Benefit Plans for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to the Worldquest Employee Benefit Plans.

               (B) Each WorldQuest Employee Benefit Plan has been administered in all material respects in accordance with its terms. WorldQuest, WorldQuest Affiliates and all WorldQuest Employee Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. Except as disclosed in Section 3.2(j)(B) of the WorldQuest Disclosure Letter, all reports, returns, notices and similar documents with respect to the WorldQuest Employee Benefit Plans required to be filed with any governmental agency or distributed to any WorldQuest Employee Benefit Plan participant have been duly, timely and accurately filed or distributed. Except as disclosed in Section 3.2(j)(B) of the WorldQuest Disclosure Letter, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of WorldQuest Employee Benefit Plans), suits or proceedings against or involving any of the WorldQuest Employee Benefit Plans or asserting any rights or claims to benefits under any of the WorldQuest Employee Benefits Plans that could give rise to any liability, and there are not any facts to WorldQuest’s knowledge that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. No prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which WorldQuest or any WorldQuest Affiliate could be subject to any liability have occurred with respect to any WorldQuest Employee Benefit Plans.

               (C) Except as disclosed in Section 3.2(j)(C) of the Worldquest Disclosure Letter, none of the Worldquest Pension Plans are subject to Title IV of ERISA and none of Worldquest or any Worldquest Affilate has maintained or been required to contribute to a plan that is subject to Title IV of ERISA during the past six years.

               (D) Except as disclosed in Section 3.2(j)(D) of the WorldQuest Disclosure Letter, each WorldQuest Pension Plan intended to be qualified has been the subject of a determination letter from the Internal Revenue Service to the effect that such WorldQuest Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of WorldQuest, revocation has not been threatened; and such WorldQuest Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost. WorldQuest has made available to Ntera a copy of the most recent determination letter received from the Internal Revenue Service with respect to each WorldQuest Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

               (E) Except as disclosed on Section 3.2(j)(E) of the WorldQuest Disclosure Letter, no stock or other security issued by WorldQuest or any WorldQuest Affiliate forms or has formed a part of the assets of any of the WorldQuest Employee Benefit Plan or the WorldQuest Pension Plan.

               (F) Except as disclosed on Section 3.2(j)(F) of the WorldQuest Disclosure Letter, no payment that is owed or may become due to any director, officer, employee or agent of WorldQuest or a WorldQuest Affiliate will be non-deductible to WorldQuest or a WorldQuest Affiliate or be subject to the tax under section either Section 280G or 4999 of the Code.

               (G) With respect to each Worldquest Employee Benefit Plan that is not subject to United States law (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Foreign Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

               (H) No Worldquest Employee Benefit Plan provides, nor does Worldquest, or any Worldquest Affiliate have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

          (k) Taxes. Except as would not reasonably be expected to have a WorldQuest Material Adverse Effect:

          (i) WorldQuest and each of its subsidiaries have timely filed all Tax Returns and in accordance in all material respects with all applicable laws. All such Tax Returns are correct and complete in all material respects. All taxes shown as due and payable on the Tax Returns have been paid and all other taxes of WorldQuest or any of its subsidiaries have been adequately reserved for in the financial statements included in the WorldQuest SEC Documents. There are no Liens on any of the assets of WorldQuest or any of its subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any tax.

          (ii) No dispute or claim concerning any tax liability of WorldQuest or any of its subsidiaries has been proposed or claimed in writing or, to the knowledge of WorldQuest, threatened by any authority.

          (iii) Neither WorldQuest nor any of its subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (iv) Neither WorldQuest nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations. Neither WorldQuest nor any of its subsidiaries is a party to any tax allocation or sharing agreement.

          (v) Neither WorldQuest nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (vi) WorldQuest has complied in all material respects with all applicable laws relating to the payment, collection or withholding of any taxes and the remittance thereof to any and all tax authorities, including, but not limited to, Code Sections 1441, 1442, 1445 and 3402.

          (l) Intellectual Property. To the knowledge of WorldQuest, WorldQuest and its subsidiaries own or have a valid right to use all Intellectual Property (as defined in this Section 3.2(l)) that is individually or in the aggregate material to the conduct of the businesses of WorldQuest and its subsidiaries (the “WorldQuest Intellectual Property”), except where the failure to so own or have a valid right to use such WorldQuest Intellectual Property would not, individually or in the aggregate, be reasonably likely to have a WorldQuest Material Adverse Effect. Neither WorldQuest nor any of its subsidiaries is or is alleged to be in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use the WorldQuest Intellectual Property, and to the knowledge of WorldQuest, neither WorldQuest nor any subsidiary of WorldQuest is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a WorldQuest Material Adverse Effect. There are no (i) circumstances which, with the giving of notice or the lapse of time, or both, or the failure of WorldQuest to act in a timely fashion, would cause the loss or materially impair the validity of any WorldQuest Intellectual Property, or (ii) notices of any material claim of infringement with respect to any item of WorldQuest Intellectual Property, or notices of any contested patent or other contested item of WorldQuest Intellectual Property, except for such circumstances or notices which individually or in the aggregate would not reasonably be expected to have a WorldQuest Material Adverse Effect.

          (m) Compliance with Laws. WorldQuest and its subsidiaries and their operations are being conducted in compliance with all applicable laws, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to have a WorldQuest Material Adverse Effect. Neither WorldQuest nor any subsidiary of WorldQuest has received any written notice during the two years prior to the date hereof: (i) of any administrative, civil or criminal investigation or audit (other than tax audits) by any governmental entity relating to WorldQuest or any subsidiary of WorldQuest or (ii) from any governmental entity alleging that WorldQuest or any subsidiary of WorldQuest is not in compliance in any material respect with any applicable law.

          (n) Change of Control. Except as described in Section 3.2(n) of WorldQuest Disclosure Schedule, the execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of WorldQuest or any of its subsidiaries, from WorldQuest or any of its subsidiaries under any Stock Plan, benefit plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Stock Plan, benefit plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

          (o) Material Contracts.

          (i) Section 3.2(o) of the WorldQuest Disclosure Letter sets forth a list of all WorldQuest Material Contracts (as defined below), other than any entered into after the date hereof in accordance with Section 5.1 hereof. WorldQuest has heretofore made available to Ntera true, correct and complete copies of all written, and summaries of all oral, contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which WorldQuest or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which WorldQuest or any of its subsidiaries is a party or by which any of its or their properties or assets are bound that are material to the business, properties or assets of WorldQuest and its subsidiaries taken as a whole, including, without limitation:

               (A) any material contracts or agreements for product design or development, personal services, consulting, or indemnification (including, without limitation, any contracts or agreements to which WorldQuest or any of its subsidiaries is a party involving employees of WorldQuest);

               (B) any material contracts or agreements to sell products or to provide services to third persons (including without limitation licensing, maintenance, consulting, development, training and support agreements) and any material merchandising or distribution contracts or agreements;

               (C) any material contracts or agreements with vendors or suppliers for the acquisition or licensing of software, hardware, materials, supplies, component parts or other items or services;

               (D) any material contracts or agreements granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions;

               (E) any contracts or agreements that provide for exclusive rights or that purport to limit, curtail, or restrict the ability of WorldQuest or any of its subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect;

               (F) any partnership or joint venture agreements;

               (G) any contracts or agreements for the acquisition, sale or lease of material properties or assets of WorldQuest (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2001;

               (H) any material contracts or agreements with any Governmental Entity, including any contracts or agreements that require WorldQuest or any of its subsidiaries to maintain any facility or workforce;

               (I) any loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by WorldQuest or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred,

               (J) any other contract or agreement that involves total annual payments of more than $50,000 or aggregate payments over the life thereof of $150,000 or which, together with all other contracts or agreements to or with the same party or affiliated parties, involve more than such amounts;

               (K) any agreements or contracts for the lease of real property;

               (L) any employment agreements; and

               (M) any commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the “WorldQuest Material Contracts”).

          (ii) Each of the WorldQuest Material Contracts constitutes the valid and legally binding obligation of WorldQuest or its subsidiaries, enforceable in accordance with its terms

(except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity), and is in full force and effect. There is no default under any WorldQuest Material Contract either by WorldQuest or, to WorldQuest’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by WorldQuest or, to WorldQuest’s knowledge, any other party, except for defaults that, individually or in the aggregate, have not had or reasonably could not be expected to have a WorldQuest Material Adverse Effect. No party to any such WorldQuest Material Contract has given notice to WorldQuest of or made a claim against WorldQuest with respect to any breach or default thereunder.

          (p) Transactions with Affiliates. Except as set forth on Section 3.2(p) of the WorldQuest Disclosure Schedule or as described in the WorldQuest SEC Documents, no director, officer or other affiliate (or his or her immediate family member) of WorldQuest or any subsidiary of WorldQuest and no entity in which any such director, officer or other affiliate owns any beneficial interest (other than less than 1% of a publicly held corporation) (i) is a party to any contract with, or relating to the business or operations of, WorldQuest or any subsidiary of WorldQuest, (ii) is a party to any contract for or relating to indebtedness of WorldQuest or any subsidiary of WorldQuest, or (iii) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of WorldQuest or any subsidiary of WorldQuest.

          (q) Environmental Compliance. Neither WorldQuest nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance on, under, from or at any of WorldQuest’s or any of its subsidiaries’ properties or any other properties, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of WorldQuest’s or any of its subsidiaries’ properties, or (iii) received any written notice (A) of any violation of any Environmental Laws that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its subsidiaries’ properties or any other properties, (D) alleging non-compliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment of a material amount for response to or remediation of Hazardous Substances at or arising from any of WorldQuest’s or any of its subsidiaries’ properties or any other properties.

          (r) Representations Complete. None of the representations or warranties made by WorldQuest (as modified by the WorldQuest Disclosure Schedule) in this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

Covenants of Ntera

          SECTION 4.1. Conduct of Business by Ntera. Except as expressly provided in this Agreement or as set forth in Section 4.1 of Ntera Disclosure Schedule or with the prior written consent of WorldQuest, during the period from the date of this Agreement to the Effective Time, Ntera shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Except as expressly provided in this Agreement or as set forth in Section 4.1 of Ntera Disclosure Schedule, without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement to the Effective Time, Ntera shall not, and shall not permit any of its subsidiaries to:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Ntera, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Ntera or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

          (c) amend Ntera’s certificate of incorporation or by-laws;

          (d) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

          (e) (i) mortgage or otherwise encumber or subject to any Lien (other than Liens for taxes not yet due and payable and other Liens that are not, individually or in the aggregate, material in amount) or, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, sell, lease, transfer or otherwise dispose of any of Ntera Intellectual Property Rights or any other material properties or assets or (ii) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of Ntera Intellectual Property Rights;

          (f) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

          (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ntera or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between Ntera and any of its direct or indirect wholly owned subsidiaries or between such subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any person other than any direct or indirect subsidiary of Ntera;

          (h) except as contemplated in the Employment Agreements (i) increase in any manner the cash compensation and other non-equity based benefits of any employee, director or officer of Ntera or its subsidiaries; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter with any director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing plans, agreements or arrangements in accordance with their present terms; or (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee, except as required under currently existing plans in accordance with their present terms; or

          (i) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 4.2. State Takeover Statutes. Ntera and its Board of Directors shall (i) take all reasonable actions necessary to ensure that no “fair price”, "control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, or the Merger or any of the other transactions contemplated hereby and (ii) if any "fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

          SECTION 4.3. Access to Information. Subject to applicable law, Ntera shall, and shall cause each of its subsidiaries to, afford to WorldQuest, and to WorldQuest’s officers, employees, accountants, counsel, financial advisors and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and their accountants’ work papers and, during such period, Ntera shall, and shall cause each of its subsidiaries to, furnish promptly to WorldQuest (i) a copy of each material tax return, report and information statement filed by it during such period, and (ii) all other information concerning its business, assets, properties and personnel as WorldQuest may reasonably request; provided that no information or knowledge obtained pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty given by Ntera to WorldQuest hereunder or the obligations of the parties to consummate the Merger.

          SECTION 4.4. No Solicitation by Ntera. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Ntera shall not (whether directly or indirectly through advisors, agents or other intermediaries), and Ntera shall cause its and its subsidiaries’ respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, any Ntera Acquisition Proposal (as defined below) or (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to Ntera or its subsidiaries or afford access to the properties, books or records of Ntera or its subsidiaries to, any Person that has made a Ntera Acquisition Proposal or with or to any Person in contemplation of a Ntera Acquisition Proposal or (iii) enter into any agreement or agreement in principle providing for or relating to a Ntera Acquisition Proposal.

          (b) For purposes of this Agreement, “Ntera Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than Ntera or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving Ntera or the issuance or acquisition of shares of capital stock or other equity securities of Ntera representing 33% or more (by voting power) of the outstanding capital stock of Ntera or any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of Ntera representing 33% or more (by voting power) of the outstanding capital stock of Ntera, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of Ntera in a transaction or series of related transactions.

          SECTION 4.5. Audited Financials. As promptly as practicable following the date of this Agreement, Ntera shall deliver to WorldQuest for inclusion in the WorldQuest Proxy Statement, the audited consolidated balance sheets of Ntera as of December 31, 2002 and December 31, 2003, and the related audited income statements and audited statements of cash flows of Ntera for the periods then ended; provided that such audited financial statements shall be prepared in accordance with the assumptions described in Section 4.5 of the Ntera Disclosure Schedule.

ARTICLE V

Covenants of WorldQuest

          SECTION 5.1. Conduct of Business by WorldQuest. Except as expressly provided in this Agreement or as set forth in Section 5.1 of WorldQuest Disclosure Schedule or with the prior written consent of Ntera, during the period from the date of this Agreement to the Effective Time, Ntera shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Except as expressly provided in this Agreement or as set forth in Section 5.1 of WorldQuest Disclosure Schedule, without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement to the Effective Time, WorldQuest shall not, and shall not permit any of its subsidiaries to:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of WorldQuest, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of WorldQuest or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of WorldQuest Common Stock upon the exercise of WorldQuest Options or WorldQuest Warrants outstanding on the date of this Agreement);

          (c) amend WorldQuest’s certificate of incorporation or by-laws;

          (d) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

          (e) (i) mortgage or otherwise encumber or subject to any Lien (other than Liens for taxes not yet due and payable and other Liens that are not, individually or in the aggregate, material in amount) or, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, sell, lease, transfer or otherwise dispose of any of WorldQuest Intellectual Property Rights or any other material properties or assets or (ii) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of WorldQuest Intellectual Property Rights;

          (f) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

          (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of WorldQuest or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between WorldQuest and any of its direct or indirect wholly owned subsidiaries or between such subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any person other than any direct or indirect subsidiary of WorldQuest;

          (h) except as contemplated in the Employment Agreements, (i) increase in any manner the cash compensation and other non-equity based benefits of any employee, director or officer of WorldQuest or its subsidiaries; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter with any director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing plans, agreements or arrangements in accordance with their present terms; or (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee, except as required under currently existing plans in accordance with their present terms; or

          (i) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 5.2. State Takeover Statutes. WorldQuest and its Board of Directors shall (i) take all reasonable actions necessary to ensure that no "fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, or the Merger or any of the other transactions contemplated hereby and (ii) if any “fair price”, “control share acquisition”, “moratorium” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

          SECTION 5.3. Access to Information. Subject to applicable law, WorldQuest shall, and shall cause each of its subsidiaries to, afford to Ntera, and to Ntera’s officers, employees, accountants, counsel, financial advisors and other representatives, full access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including for the purpose of interviewing such personnel in connection with the integration process) and records and their accountants’ work papers and, during such period, WorldQuest shall, and shall cause each of its subsidiaries to, furnish promptly to Ntera (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each material tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel as Ntera may reasonably request; provided that no information or knowledge obtained pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty given by WorldQuest to Ntera hereunder or the obligations of the parties to consummate the Merger.

          SECTION 5.4. No Solicitation by WorldQuest. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, WorldQuest shall not (whether directly or indirectly through advisors, agents or other intermediaries), and WorldQuest shall cause its and its subsidiaries’ respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, any WorldQuest Acquisition Proposal (as defined below) or (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to WorldQuest or its subsidiaries or afford access to the properties, books or records of WorldQuest or its subsidiaries to, any Person that has made a WorldQuest Acquisition Proposal or with or to any Person in contemplation of a WorldQuest Acquisition Proposal or (iii) enter into any agreement or agreement in principle providing for or relating to a WorldQuest Acquisition Proposal; provided, however, that if (A) a person has submitted an unsolicited written WorldQuest Acquisition Proposal (under circumstances in which WorldQuest has complied with its obligations under this Section 5.4(a)) to WorldQuest, (B) WorldQuest’s Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of WorldQuest’s financial advisor, that such WorldQuest Acquisition Proposal is a WorldQuest Superior Proposal and (C) WorldQuest’s Board of Directors determines in good faith, based on such matters as it deems relevant, including consultation with WorldQuest’s outside legal counsel, that engaging in such negotiations or discussions or providing such information is required to satisfy the fiduciary duties of the Board of Directors of WorldQuest under applicable law, then WorldQuest may furnish information to such person with respect to WorldQuest and its subsidiaries (so long as WorldQuest has entered into a customary confidentiality agreement with such party) and participate in negotiations and discussions with such person regarding such WorldQuest Acquisition Proposal. Nothing contained in this Agreement shall prohibit WorldQuest or WorldQuest’s Board of Directors from taking and disclosing to WorldQuest’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law or, in the case of WorldQuest’s Board of Directors, making any other disclosure to WorldQuest’s shareholders that WorldQuest’s Board of Directors determines in good faith is required to be made to satisfy the fiduciary duties of WorldQuest’s Board of Directors under applicable law. WorldQuest shall immediately cease and cause to be terminated and shall cause its affiliates and subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a WorldQuest Acquisition Proposal.

          (b) For purposes of this Agreement, “WorldQuest Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than WorldQuest or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving WorldQuest or the issuance or acquisition of shares of capital stock or other equity securities of WorldQuest representing 33% or more (by voting power) of the outstanding capital stock of WorldQuest or any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of WorldQuest representing 33% or more (by voting power) of the outstanding capital stock of WorldQuest, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of WorldQuest in a transaction or series of related transactions and the term “WorldQuest Superior Proposal” means any bona fide WorldQuest Acquisition Proposal which is on terms that the Board of Directors of WorldQuest determines in its good faith judgment (after receipt of the advice of a financial advisor) are more favorable to WorldQuest and WorldQuest’s shareholders than as provided hereunder, after taking into account all relevant factors, including any conditions to such WorldQuest Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the WorldQuest Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals.

          (c) In addition to the other obligations of WorldQuest set forth in this Section 5.4, WorldQuest shall promptly, but in no event later than two business days after receipt of any proposal or request, advise Ntera orally and in writing of any request for information with respect to any WorldQuest Acquisition Proposal, or any inquiry with respect to or which is reasonably likely to result in a WorldQuest Acquisition Proposal and the material terms and conditions of such request, WorldQuest Acquisition Proposal or inquiry. WorldQuest shall inform Ntera on a prompt basis of the status and content of any discussions regarding any WorldQuest Acquisition Proposal with a third party and as promptly as practicable, but in no event later than two business days after any such change, of any change in the price, structure or form of the consideration or material terms and conditions regarding the WorldQuest Acquisition Proposal. Notwithstanding the foregoing, WorldQuest shall give Ntera at least two business days advance notice of any information to be supplied to any person or entity making a WorldQuest Acquisition Proposal.

          SECTION 5.5. Listing. Prior to the Effective Time, WorldQuest shall have taken all action necessary to permit it to issue the number of shares of WorldQuest Common Stock required to be issued pursuant to Section 2.1. WorldQuest shall use its reasonable best efforts to cause the WorldQuest Common Stock to continue to be listed on Nasdaq after the Effective Time.

          SECTION 5.6. Bring-Down Fairness Opinion. Promptly upon receipt of the audited financial statements delivered by Ntera in accordance with Section 4.5, WorldQuest shall submit such financial statements to Ladenburg Thalmann & Co. Inc. so that it may determine if, based on its review of such financial statements, it is still of the view that the Merger Consideration to be issued to the Ntera shareholders is fair to the WorldQuest shareholders from a financial point of view.

ARTICLE VI

Additional Agreements

          SECTION 6.1. Shareholder Approval; Preparation of Proxy Statement/Prospectus.

          (a) WorldQuest and Ntera shall promptly prepare and WorldQuest shall file with the SEC the WorldQuest Proxy Statement. WorldQuest will use all reasonable efforts to cause the WorldQuest Proxy Statement to be mailed to WorldQuest’s shareholders as promptly as practicable, but in any event not later than five business days following final clearance of the WorldQuest Proxy Statement by the SEC. WorldQuest shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of WorldQuest Common Stock in the Merger and Ntera shall furnish all information concerning Ntera and the holders of capital stock of Ntera as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the WorldQuest Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the WorldQuest Proxy Statement will be made by WorldQuest, without providing Ntera a reasonable opportunity to review and comment thereon and shall not be filed if Ntera reasonably objects thereto. WorldQuest will advise Ntera, promptly after it receives notice thereof, of any request by the SEC for the amendment of the WorldQuest Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to WorldQuest or Ntera, or any of their respective affiliates, officers or directors, should be discovered by WorldQuest or Ntera which should be set forth in an amendment or supplement to the WorldQuest Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of WorldQuest.

          (b) WorldQuest shall (i) call a meeting of its shareholders (the "WorldQuest Stockholders Meeting”) for the purpose of voting upon this Agreement and the Merger, (ii) through its Board of Directors, recommend to its shareholders the advisability and approval of such matters and not rescind such recommendation, and (iii) use its best efforts to obtain approval and adoption of this Agreement, the Merger, the issuance of the Merger Consideration and the Compensation Plan (as defined below) by it shareholders; provided, however, that nothing herein obligates WorldQuest to take any action that would cause its Board of Directors to act inconsistently with its fiduciary duties as determined by the Board of Directors of WorldQuest in good faith after consultation with independent legal counsel. The WorldQuest Stockholders Meeting shall be held on such date as soon as practicable after the date on which the SEC clears the WorldQuest Proxy Statement as WorldQuest and Ntera shall mutually determine, but in any event not later than 40 days after mailing the WorldQuest Proxy Statement to shareholders.

          SECTION 6.2. HSR Act Filings; Reasonable Efforts; Notification.

          (a) Each of WorldQuest and Ntera shall (i) if required, promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act and any other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws (as defined below) for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, the Merger or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger or such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

          (b) Each of WorldQuest and Ntera shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, WorldQuest and Ntera decide that litigation is in their best interests, each of WorldQuest and Ntera shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Each of WorldQuest and Ntera shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement.

          (c) Upon the terms and subject to the conditions hereof, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties identified on Section 6.2 of the Ntera Disclosure Schedule, (iii) the preparation of the WorldQuest Proxy Statement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (d) Each party shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (e) WorldQuest shall give prompt notice to Ntera, and Ntera shall give prompt notice to WorldQuest, of:

               (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 3.1 or 3.2 or which relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 6.3. Public Announcements. WorldQuest and Ntera will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

          SECTION 6.4. Confidentiality. Each of WorldQuest and Ntera will hold, and will cause its representatives to hold, any confidential information of the other party in confidence in accordance with the letter agreement dated September 12, 2003, between Ntera and WorldQuest (the “Confidentiality Agreement”).

          SECTION 6.5. Board Composition. The Principal Shareholder agrees not to cause a change in the composition of the Board of Directors as set forth in Section 1.6 prior to the earlier to occur of (a) the Surviving Corporation’s annual meeting of shareholders in 2005 and (b) June 30, 2005, including through the calling of a special shareholders’ meeting or the execution of a written consent in lieu of a special shareholders’ meeting.

          SECTION 6.6. Compensation Plan. The WorldQuest Board of Directors shall adopt and submit for approval by the WorldQuest shareholders at the WorldQuest Stockholders Meeting an omnibus incentive compensation plan (the “Compensation Plan”) providing for the issuance of up to 5,000,000 shares of common stock of the Surviving Corporation to officers, directors, employees and consultants of the Surviving Corporation. Awards for 1,500,000 shares of common stock under the Compensation Plan shall be reserved for issuance to the officers, employees and directors of WorldQuest at or promptly following the Effective Time in such amounts as may be approved by the Board of Directors of WorldQuest and as may be set forth in the Employment Agreements. Awards for 1,000,000 shares of common stock under the Compensation Plan shall be reserved for issuance to officers, employees and directors of Ntera at or promptly following the Effective Time in such amounts as may be approved by the Board of Directors of WorldQuest. The Surviving Corporation shall as promptly as practicable after the Closing Date, file and cause to go effective a registration statement on Form S-8 for the shares of common stock issuable under the Compensation Plan.

          SECTION 6.7. Radiant Telecom Agreement. At the Closing, WorldQuest and the shareholders of Ntera shall execute and deliver an option agreement in the form attached hereto as Exhibit C (the “Radiant Telecom Option Agreement”) pursuant to which the shareholders of Ntera (and new owners of Radiant Telecom) shall grant to WorldQuest an option to purchase all of the outstanding capital stock of Radiant Telecom for a purchase price of $100,000 and/or all of Radiant Telecom’s interest in the assets associated with its point-of-sale business for a purchase price of $50,000 for a period of two years.

          SECTION 6.8. Purchase of Tel3. Prior to Closing, Ntera shall purchase all of the assets of NeTel, Inc., a Delaware corporation doing business as Tel3 (“Tel3”), other than those assets associated with Reliable TeleCard, pursuant to the terms and conditions of that certain Asset Purchase Agreement, of even date herewith between Ntera and Tel3.

          SECTION 6.9. Lease Agreements. Section 3.1(d) of the Ntera Disclosure Schedule sets forth a list of Ntera’s lease agreements with Core Development Holdings Corporation with respect to its principal business properties. Prior to Closing, Ntera will take reasonable steps to ensure that those lease agreements are on arms’ length terms.

          SECTION 6.10. Qualifications and Permits. Prior to Closing, Ntera shall take all necessary steps such that each of Ntera and each of its subsidiaries is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, including but not limited to those states where applications have lapsed or require renewal and where regulatory fees are due or delinquent.

ARTICLE VII

Conditions Precedent

          SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. This Agreement, the Merger and the issuance of WorldQuest Common Stock in the Merger shall have been approved and adopted by the holders of a majority of the outstanding shares of WorldQuest Common Stock.

          (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

          (c) Nasdaq. WorldQuest Common Stock shall be approved for continued listing on Nasdaq after the Effective Time.

          (d) IRS Ruling. Ntera shall have received from the Internal Revenue Service a ruling or other binding determination to the effect that Radiant Telecom, Inc., Numind Software Systems, Inc. and Ntera, Inc. have each, since becoming wholly-owned by Ntera, qualified as qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3) of the Code.

          SECTION 7.2. Conditions to Obligations of WorldQuest. The obligations of WorldQuest to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Ntera shall have performed all covenants, agreements and obligations required to be performed by it under this Agreement except where all such failures to perform have not and would not reasonably be expected to have in the aggregate a Ntera Material Adverse Effect.

          (b) The representations and warranties of Ntera and the Principal Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.1 hereof) would not in the aggregate have a Ntera Material Adverse Effect, and WorldQuest shall have received a certificate signed on behalf of Ntera by its chief executive officer to such effect.

          (c) WorldQuest shall have received an investor representation letter in the form attached as Exhibit D from each of the Ntera shareholders who will receive WorldQuest Common Stock in the Merger.

          (d) Ntera shall have delivered to WorldQuest the audited consolidated balance sheet of Ntera as of December 31, 2003, and the related audited income statement and audited statement of cash flows of Ntera for the period then ended, and such audited financial statements shall satisfy the conditions set forth on Section 7.2(e) of the Ntera Disclosure Schedule.

          (e) Each of the Participating Stockholders shall have executed and delivered a lock-up agreement, in the form attached hereto as Exhibit E, with WorldQuest.

          (f) WorldQuest shall have received from Ladenburg Thalmann & Co. Inc., written confirmation that, based upon its review of the audited financial statements of Ntera for fiscal 2003, it is still of the opinion that the Merger Consideration to be issued to the Ntera shareholders is fair to the WorldQuest shareholders from a financial point of view.

          (g) The shareholders of Ntera shall have executed and delivered the Radiant Telecom Option Agreement.

          (h) Ntera shall have consummated the purchase of the assets of Tel3 in accordance with Section 6.8.

          (i) Each of Ntera and each of its subsidiaries shall be qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary in accordance with Section 6.10, except to the extent that the failure to be so qualified or licensed does not have a Ntera Material Adverse Effect.

          (j) All outstanding indebtedness of Ntera and its subsidiaries described under the heading “Loans” on Section 3.1(p) of the Ntera Disclosure Schedule shall have been cancelled and forgiven, and all related loan documents, including any agreements granting a security interest in any of the assets of Ntera or its subsidiaries, shall have been terminated.

          (k) Employees of WorldQuest shall have been given an opportunity to review the financial performance of Ntera and its subsidiaries for that portion of Ntera’s fiscal year 2004 up to the anticipated Effective Time, and such financial performance shall yield results that are reasonably acceptable to WorldQuest in its sole discretion.

          SECTION 7.3. Conditions to Obligations of Ntera. The obligations of Ntera to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) WorldQuest shall have performed all covenants, agreements and obligations required to be performed by it under this Agreement except where all such failures to perform have not and would not reasonably be expected to have in the aggregate a WorldQuest Material Adverse Effect.

          (b) The representations and warranties of WorldQuest set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.2 hereof) would not in the aggregate have a WorldQuest Material Adverse Effect, and Ntera shall have received a certificate signed on behalf of WorldQuest by an executive officer of WorldQuest to such effect.

          (c) The Board of Directors of WorldQuest, pursuant to Section 1.6, shall have increased the size of the board by three members, and the Persons identified on Exhibit A hereto shall have been appointed to fill the three vacancies effective as of the Closing.

          (d) WorldQuest shall have executed and delivered the registration rights agreement, in the form attached hereto as Exhibit F, among WorldQuest and the individuals identified in Section 7.3 of the Ntera Disclosure Schedule hereto.

          (e) Michael Adler and WorldQuest shall have executed and delivered a lock-up agreement, in the form attached as Exhibit E.

          (f) Ntera and its subsidiaries shall have executed an indemnification agreement providing for the indemnification of Radiant Telecomand its shareholders from any sales tax liabilities, fees and expenses associated with sales tax for equipment purchases discussed in Section 3.1(i) of the Ntera Disclosure Schedule

ARTICLE VIII

Termination, Amendment and Waiver, Fees and Expenses

          SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of WorldQuest:

          (a) by mutual written consent of WorldQuest or Ntera;

          (b) by either WorldQuest or Ntera:

               (i) if the Merger shall not have been consummated on or before August 31, 2004, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

               (ii) if any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and any such injunction or other action shall have become final and nonappealable; or

               (iii) the required approval of WorldQuest’s shareholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment or postponement thereof.

          (c) by Ntera, at any time prior to the Effective Time, upon a material breach of any covenant or agreement on the part of WorldQuest set forth in this Agreement, or if any representation or warranty of WorldQuest shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a WorldQuest Material Adverse Effect; provided, however, that if such untruth or inaccuracy in WorldQuest’s representations and warranties or breach by WorldQuest is curable by WorldQuest through exercise of commercially reasonable efforts, then Ntera may not terminate this Agreement pursuant to this Section 8.1(c) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from Ntera to WorldQuest of such untruth or inaccuracy or breach, or (ii) the date on which WorldQuest ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Ntera may not terminate this Agreement pursuant to this Section 8.1(c) if such untruth or inaccuracy or breach by WorldQuest is cured during such thirty-day period);

          (d) by WorldQuest, at any time prior to the Effective Time, upon a material breach of any covenant or agreement on the part of Ntera set forth in this Agreement, or if any representation or warranty of Ntera or the Principal Shareholder shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Company Material Adverse Effect; provided, however, that if such untruth or inaccuracy in Ntera’s or the Principal Shareholder’s representations and warranties or breach by Ntera or the Principal Shareholder is curable by Ntera or the Principal Shareholder through exercise of commercially reasonable efforts, then WorldQuest may not terminate this Agreement pursuant to this Section 8.1(d) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from WorldQuest to Ntera or the Principal Shareholder, as applicable, of such untruth or inaccuracy or breach, or (ii) the date on which Ntera or the Principal Shareholder ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that WorldQuest may not terminate this Agreement pursuant to this

Section 8.1(d) if such untruth or inaccuracy or breach by Ntera or the Principal Shareholder is cured during such thirty-day period).

          (e) by Ntera if (i) the Board of Directors of WorldQuest shall have withdrawn or modified or amended in a manner adverse to Ntera its approval or recommendation of the Merger or this Agreement, or shall have failed to make such favorable recommendation, (ii) the Board of Directors of WorldQuest (or any committee thereof) shall have recommended to the shareholders of WorldQuest any WorldQuest Acquisition Proposal or shall have resolved to, or publicly announced an intention to, do so, or (iii) the Board of Directors of WorldQuest shall have failed to call WorldQuest Stockholders Meeting in accordance with Section 6.1.

          (f) by WorldQuest, if the Board of Directors of WorldQuest determines in good faith, based on such matters as it deems relevant, including consultation with WorldQuest’s outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to WorldQuest’s shareholders under applicable law provided that WorldQuest shall have complied in all material respects with its obligations under Section 5.4.

          SECTION 8.2. Effect of Termination. Except for any willful and material breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated by either Ntera or WorldQuest as provided in Section 8.1, this Agreement shall become void and have no further effect, without any liability or obligation on the part of WorldQuest or Ntera, other than the provisions of Section 3.1(k), Section 3.2(i), Section 6.4, this Section 8.2, Section 8.5 and Sections 9.5 and 9.6.

          SECTION 8.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders of WorldQuest; provided, however, that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 8.5. Fees and Expenses.

          (a) Ntera agrees to pay WorldQuest in immediately available funds an amount equal to all reasonable out-of-pocket expenses incurred by WorldQuest in connection with this Agreement and the transactions contemplated hereby (not to exceed $300,000) promptly, but in no event later than three business days, after the termination of this Agreement by WorldQuest pursuant to Section 8.1(d) (other than solely as a result of a breach by Ntera or the Principal Shareholder of the representation and warranties contained in Section 3.1(e)).

          (b) WorldQuest agrees to pay Ntera a fee in immediately available funds equal to $500,000 promptly, but in no event later than three business days after, the termination of this Agreement by (i) Ntera pursuant to Section 8.1(e), or (ii) WorldQuest pursuant to Section 8.1(f). WorldQuest agrees to pay Ntera in immediately available funds an amount equal to all reasonable out-of-pocket expenses incurred by Ntera in connection with this Agreement and the transactions contemplated hereby (not to exceed $300,000) promptly, but in no event later than three business days after, the termination of this Agreement by Ntera pursuant to Section 8.1(c).

          (c) Except as set forth in this Section 8.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

ARTICLE IX

Indemnification

          SECTION 9.1 Indemnity Obligations of Ntera and the Ntera Shareholders. Subject to the provisions of this Article IX, Ntera and the shareholders of Ntera hereby agree jointly and severally to indemnify and hold the Surviving Corporation (which for purposes of this Section shall include all directors, officers, employees, agents, affiliates and representatives of the Surviving Corporation) harmless from, and to reimburse the Surviving Corporation, for, any Indemnity Claim arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term “Indemnity Claim” shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever, including costs of investigation and settlement, incurred by the Surviving Corporation, resulting from:

          (a) any breach of any representation and warranty of Ntera or the Principal Shareholder which is contained in this Agreement;

          (b) any matter relating to, arising from or in connection with the Internal Revenue Service audit investigation of Radiant Telecom, Inc., which is more fully described on Section 3.1(j) of the Ntera Disclosure Schedule; or

          (c) the failure of any of Ntera’s subsidiaries to be at any time since their formation qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3) of the Code.

          SECTION 9.2. Notification of Claims. Subject to the provisions of this Article IX, in the event of the occurrence of an event which the Surviving Corporation asserts constitutes an Indemnity Claim, the Surviving Corporation shall provide the Principal Shareholder, as the representative of the Ntera shareholders, with prompt notice of such event and shall otherwise make available to the Principal Shareholder all relevant information which is material to the claim, including information with respect to the availability of insurance coverage, and which is in the possession of the Indemnified Party. If such event involves the claim of any third party (a “Third Party Claim”), the Principal Shareholder shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist the Surviving Corporation in connection with the handling of such claim, at the sole expense of the Principal Shareholder, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the Principal Shareholder unless and until the Principal Shareholder shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same. Upon receipt of written notice of any Third Party Claim, the Surviving Corporation shall promptly, but in no event later than 15 days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than 15 days from the date the Surviving Corporation received notice thereof and then so long as reasonably possible prior to the due date thereof), inform the Principal Shareholder in writing thereof. The Surviving Corporation’s failure to give timely notice as provided above or to furnish the Principal Shareholder with any relevant data and documents in connection with any Third Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Ntera shareholders. The Principal Shareholder may elect, at his sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the Surviving Corporation, insofar as such claim relates to the liability of the Ntera shareholders. In connection with any Third Party Claim, the Surviving Corporation, or the Principal Shareholder if he has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third Party Claim and the Surviving Corporation shall cooperate with the Principal Shareholder in connection with such claim, make available personnel, witnesses, books and records relevant thereto and grant such authorizations to the agents, representatives and counsel of the Surviving Corporation as the Principal Shareholder may request.

          SECTION 9.3. Survival. All representations and warranties contained in or made pursuant to this Agreement shall expire on the Final Determination Date. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and (b), until the Final Determination Date, and (b) with respect to Section 9.1(c), indefinitely.

          SECTION 9.4 Limitations.

          (a) The Ntera shareholders shall not be required to indemnify the Surviving Corporation under Section 9.1 unless the aggregate of all amounts for which indemnity would otherwise be payable by the Ntera shareholders exceeds $100,000, and in such event, the Ntera shareholders shall be responsible for only such amount in excess of $100,000.

          (b) After the Closing, Section 9.1 hereof shall be the exclusive remedy for any breach of any representation and warranty contained in this Agreement, except for any breach resulting from the fraud of one of the Parties.

          (c) No Indemnity Claim shall include indirect, consequential, special or exemplary damages or any claim for a multiplier effect or any capitalization of out-of-pocket expenses or lost profits.

          SECTION 9.5. Satisfaction of Indemnity Obligations. Except as otherwise provided in this Section 9.5, the Surviving Corporation’s sole means for satisfying the indemnification obligations of Ntera and the Ntera shareholders shall be through the cancellation of Holdback Shares. In the event that the Ntera Shareholders are obligated to indemnify the Surviving Corporation pursuant to Section 9.1, the Surviving Corporation shall cancel and retire, without any further consideration therefor, a number of Holdback Shares equal to the quotient obtained by dividing (a) the total amount of the indemnification obligation of the Ntera shareholders calculated in accordance with this Article IX by (b) the average closing sale price on Nasdaq for a share of WorldQuest Common Stock over the ten trading days prior to the date on which the total amount of the indemnification obligation is determined. Any Holdback Shares cancelled and retired in accordance with this Section 9.5 shall affect the number of Holdback Shares of each Participating Stockholder on a pro rata basis. Notwithstanding the foregoing, the Surviving Corporation’s right to receive indemnification from the Ntera shareholders pursuant to Section 9.1(c) shall not be limited to the Holdback Shares. In the event that the Holdback Shares are not sufficient to cover any indemnifiable loss under Section 9.1(c) or in the event that the Holdback Shares have been released to the Participating Stockholders in accordance with Section 2.3, the Principal Shareholder, on behalf of the Ntera shareholders, shall fully indemnify the Surviving Corporation for such indemnifiable loss.

ARTICLE X

General Provisions

          SECTION 10.1. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Ntera, to

Ntera Holdings, Inc.
1020 NW 163rd Drive
Miami, FL 33169
Attention: Engin Yesil, CEO
Fax: (305) 914-3435

with copies to (which shall not constitute notice):

Ntera Holdings, Inc.
1020 NW 163rd Drive
Miami, FL 33169
Attention: Ronald Davidovic, Esq.
Fax: (305) 914-3404

Adorno & Yoss
2601 South Bayshore Drive
Suite 1600
Miami, FL 33133
Attention: Joel D. Mayersohn, Esq.

(b)	if to WorldQuest, to

14911 Quorum Drive, Suite 140
Dallas, Texas 75428
Attention: Michael Adler
Fax: (972) 980-4453

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attention: Don J. McDermett, Jr.
Fax: 214-953-6503

          SECTION 10.2. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, "includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. References herein to the "knowledge of Ntera” shall mean the knowledge of the executive officers of Ntera, including the Principal Shareholder after reasonable inquiry. References herein to the “knowledge of WorldQuest” shall mean the knowledge of the executive officers of WorldQuest after reasonable inquiry.

          SECTION 10.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Articles I and II and Section 5.2 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          SECTION 10.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law provisions thereof.

          SECTION 10.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 10.7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Ntera and WorldQuest and the Principal Shareholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NTERA HOLDINGS, INC.

By:	/s/ Engin Yesil

Name: Engin Yesil
Title: CEO

WORLDQUEST NETWORKS, INC.

By:	/s/ Victor E. Grijalva

Name: Victor E. Grijalva
Title: Vice President and Chief Financial Officer

PRINCIPAL SHAREHOLDER
/s/ Engin Yesil

Engin Yesil

EXHIBIT A

Designated Directors

Gary Messina
Wayne Horne
Robert Gray

A-1

EXHIBIT B

List of Officers

Name	Office
B. Michael Adler	Chief Executive Officer
Victor E. Grijalva	Chief Financial Officer
Engin Yesil	President of Business Development
Guven Kivilcim	Chief Technology Officer

B-1

EXHIBIT C

FORM OF
RADIANT TELECOM OPTION AGREEMENT

          THIS OPTION AGREEMENT (this “Agreement”), dated as of    , 2004, between WorldQuest Networks, Inc., a Delaware corporation (“WorldQuest”), Radiant Telecom, Inc., a Florida corporation (“Telecom”), and the shareholders of Telecom identified on Annex A hereto (each, individually a “Shareholder,” and collectively, the “Shareholders”);

W I T N E S S E T H:

          WHEREAS, WorldQuest, Ntera Holdings, Inc., a Delaware corporation (“Holdings”), and Engin Yesil have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March    , 2004, whereby Holdings will be merged with and into WorldQuest (the “Merger”);

          WHEREAS, pursuant to Section 6.7 of the Merger Agreement, Telecom and each of the Shareholders agree to grant to WorldQuest the option to purchase all of the capital stock of Telecom (the “Shares”) and/or the assets associated with Telecom’s point-of-sale business (the “Point-of–Sale Business”) on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

     1. Grant of Options. Telecom and each of the Shareholders hereby grant to WorldQuest the following non-cancelable, irrevocable options: (i) an option to purchase the Shares (the “Telecom Purchase Option”) for a purchase price of $100,000 (the “Total Purchase Price”) in cash, payable pro rata among the Shareholders according to each such Shareholder’s percentage interest as set forth on Annex A hereto (the “Percentage Interests”), (ii) an option to purchase all right, title and interest in and to the assets used or held for use in connection with the Point-of-Sale Business (the “Point-of-Sale Assets”), free and clear of all liens and encumbrances (the “Asset Purchase Option”), for a purchase price of $50,000 (the “Asset Purchase Price”) in cash, payable to Telecom in exchange for the transfer, conveyance, assignment, sale and delivery of the Point-of-Sale Assets, and (iii) an option to purchase the Shares at any time during the Exercise Period (as defined in Section 2(a)) following the exercise by WorldQuest of, and the transfer of the Point-of- Sale Assets to WorldQuest pursuant to, the Asset Purchase Option (the “Share Purchase Option,”

and together with the Telecom Purchase Option and the Asset Purchase Option, the “Options”) for a purchase price of $50,000 (the “Share Purchase Price”) in cash, payable pro rata among the Shareholders according to each such Shareholder’s Percentage Interest.

     2. Exercise Period.

     (a) WorldQuest may exercise one or more of the Options at any time during the period beginning on the date hereof and ending at 5:00 p.m., Miami, Florida time, on the date that is the two-year anniversary of this Agreement (the "Exercise Period”), subject to Section 2(b) below.

     (b) If at any time during the Exercise Period the Shareholders or Telecom propose that Telecom shall be wound-up, liquidated, dissolved or otherwise cease doing business, the Shareholders shall give WorldQuest notice of such winding-up, liquidation, dissolution or cessation (the “Dissolution Notice”). Such Dissolution Notice shall specify the proposed terms of winding-up, liquidation, dissolution or cessation. At any time during the period that is 45 days after delivery of such Dissolution Notice to WorldQuest, WorldQuest shall have the exclusive right to purchase the Shares and/or the Point-of-Sale Assets through exercise of the Options in accordance with the terms set forth in Section 3 below. If WorldQuest does not elect to exercise any of the Options, or elects only to exercise the Asset Purchase Option, during such 45 day period, then for a period of 60 days following the expiration thereof, the Shareholders may cause Telecom to wind-up, liquidate, dissolve or otherwise cease doing business on the same terms and conditions as specified in the Dissolution Notice. If such winding-up, liquidation, dissolution or cessation does not occur within such 60 day period, then the Option shall continue in full force and effect in accordance with the terms of this Agreement.

     3. Manner of Exercise. If WorldQuest elects to exercise any Option, it shall do so by delivering to the Shareholders and/or Telecom, as applicable, written notice of exercise duly executed by an authorized signatory of WorldQuest (the “Exercise Notice”) within the Exercise Period. If no Exercise Notice with respect to an Option is delivered by WorldQuest to the Shareholders and/or Telecom within the Exercise Period, then each of the unexercised Options and this Agreement shall immediately terminate and shall be of no further force or effect.

     4. Closing of the Purchase. If one or more of the Options are exercised by WorldQuest in accordance with this Agreement, then the closing of the sale and purchase of the Shares and/or the Point-of-Sale Assets shall occur as soon as practicable, but in no event later than 10 days following receipt by the Shareholders and/or Telecom of the applicable Exercise Notice. At the closing of the sale and purchase of the Shares (a) WorldQuest shall deliver either the Total Purchase Price or the Share Purchase Price, as applicable, to the Shareholders and (b) the Shareholders shall deliver to WorldQuest stock certificates evidencing the Shares, duly endorsed for transfer. At the closing of the sale and purchase of the Point-of-Sale Assets (x) WorldQuest shall deliver the Asset Purchase Price to Telecom and (y) Telecom shall deliver to WorldQuest a bill of sale, in form and substance satisfactory to WorldQuest, evidencing the transfer, conveyance, assignment, sale and delivery to WorldQuest of the Point-of–Sale Assets free and clear of all liens, security agreements and other encumbrances, duly executed by an authorized representative of Telecom.

     5. No Rights or Obligations with Respect to Shares or Point-of-Sale Assets.

     (a) Unless and until title to the Shares is transferred to WorldQuest in accordance with exercise of either the Telecom Purchase Option or the Share Purchase Option, and except as specifically set forth in this Agreement, WorldQuest shall have no right, title or interest in or to the Shares or Telecom or its earnings and shall have no obligation with respect to the Shares or Telecom or its operations.

     (b) Unless and until title to the Point-of Sale Assets is transferred to WorldQuest in accordance with exercise of either the Telecom Purchase Option or the Asset Purchase Option, and except as specifically set forth in this Agreement, WorldQuest shall have no right, title or interest in or to the Point-of-Sale Assets or the Point-of-Sale Business or its earnings and shall have no obligation with respect to the Point-of-Sale Assets or the Point-of-Sale Business or its operations

     6. Representations.

     (a) WorldQuest represents to the Shareholders and Telecom that WorldQuest has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. WorldQuest further represents that this Agreement has been duly executed and delivered to the Shareholders and constitutes a valid and binding obligation of WorldQuest, enforceable against WorldQuest in accordance with its terms.

     (b) Each Shareholder represents to WorldQuest that he has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each Shareholder further represents that this Agreement has been duly executed and delivered to WorldQuest and constitutes a valid and binding obligation of each Shareholder, enforceable against each such Shareholder in accordance with its terms.

     (c) Telecom represents to WorldQuest that Telecom has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Telecom further represents that this Agreement has been duly executed and delivered to WorldQuest and constitutes a valid and binding obligation of Telecom, enforceable against Telecom in accordance with its terms.

     7. Further Assurances. Each of the parties to this Agreement hereby covenants and agrees that it and its successors shall, whenever and as often as reasonably requested to do so by the other party or parties and their successors and assigns, following exercise of one or more of the Options by WorldQuest and without further consideration, (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further stock powers, general conveyances, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment, sale or delivery and such further consents, certifications, affidavits and assurances that may be reasonably required in order vest in WorldQuest all right, title and interest in the Shares and/or the Point-of-Sale Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (ii) take, or cause to be taken, all actions and do, or cause to be done, all such things as may be reasonably required in order to put WorldQuest in actual possession and operating control of Telecom and/or the Point-of-Sale Business upon exercise of the applicable Option(s), or otherwise to accomplish the purposes of this Agreement

     8. Notice. Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively received upon the earlier of (i) actual receipt and (ii) (x) if personally delivered, then upon delivery, (y) if by facsimile, then upon electronic or oral confirmation of receipt, or (z) if sent via reputable overnight courier, then upon close of business of the second business day following the day on which deposited with such courier, addressed as follows:

If to WorldQuest:	WorldQuest Networks, Inc.
Attn: Michael Adler
1020 NW 163rd Drive
Miami, FL 33169
Facsimile:

If to Telecom	:	Radiant Telecom, Inc.
Attn:
[1020 NW 163rd Drive]
Miami, FL 33169
Facsimile:

          If to the Shareholders, to the address set forth on Annex A hereto;

or to such other address, or to the attention of such other person or officer, as any party may designate by notice.

Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of law provisions thereof.

Cure of Invalid Provisions. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provisions hereof.

Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     14. Amendment; Waiver. No amendment or variation to this Agreement shall be valid unless agreed in writing by each of the parties hereto.

15. Entire Agreement. This Agreement and the Annexes hereto represent the entire agreement of the parties with respect to the subject matter hereof. This Agreement shall replace and supersede all preceding oral and written agreements, records, negotiations, reference materials and correspondence between them as regards the subject matter and neither is relying thereon in entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WORLDQUEST NETWORKS, INC.

By:

Name:

Title:

RADIANT TELECOM, INC.

By:

Name:

Title:

SHAREHOLDERS:

Engin Yesil

Guven Kivilcim

Korhan Aydin

Gokhan Varol

Roy Azim

ANNEX A

Shareholders of Radiant Telecom, Inc.

Shareholder	Percentage Interest
Engin Yesil

Address for notice:	67.0%

Guven Kivilcim

Address for notice:	21.0%

Roy Azim

Address for notice:	10.0%

Korhan Aydin

Address for notice:	1.0%

Gokhan Varol

Address for notice:	1.0%

EXHIBIT D

INVESTOR REPRESENTATION LETTER

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

WorldQuest Networks, Inc.
14911 Quorum Drive, Suite 140
Dallas, Texas 75428

Ladies and Gentlemen:

     In connection with the unregistered shares (the “Shares”) of common stock, par value $.01 per share, of WorldQuest Networks, Inc., a Delaware corporation (“WorldQuest”), to be granted to [   ] (the “Stockholder”) in exchange for [his/its] shares of common stock, par value $1.00 per share, of Ntera Holdings, Inc., a Delaware corporation (“Holdings”), pursuant to the Agreement and Plan of Merger, dated as of March    , 2004, among WorldQuest, Holdings and Engin Yesil (the “Merger Agreement”), the undersigned Stockholder hereby represents, warrants, covenants and agrees as follows:

          (i) The Stockholder [is an accredited investor within the meaning of Regulation D under the Securities Act, and] 1 [was not organized for the specific purpose of acquiring the Shares;]2

          (ii) The Stockholder is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by the Merger Agreement, is able to evaluate the risks and merits of the ownership of the Shares and is financially able to bear the risks thereof;

          (iii) The Stockholder has been afforded access to information regarding WorldQuest sufficient to enable [him/it] to evaluate the risks and merits of purchasing the Shares;

          (iv) the offering of the Shares to the Stockholder was made only through direct, personal communication from WorldQuest or its duly authorized representatives and not through any public solicitation or advertising;

          (v) The Stockholder acknowledges that the Shares are restricted securities and that (i) the Shares have not been registered under the Securities Act or the securities or “blue

[1] To be included only in the letter agreements to be executed by Stockholders that qualify as accredited investors.

[2] To be included only in the letter agreements to be executed by Stockholders other than natural persons.

D-1

sky” laws of any state or other domestic or foreign jurisdiction, (ii) the Shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement thereunder or an applicable exemption therefrom and (iii) the certificates evidencing the Shares will contain a legend or legends indicating applicable restrictions on transfer of the Shares; and

          (ix) The Stockholder is acquiring the Shares for [his/its] own account for investment only, and not with a view towards distribution. The Stockholder understands that [he/it] must bear the economic risk of such investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from such registration is available. The Stockholder further understands that there is no assurance that an exemption from the Securities Act will be available or, if available, that such exemption will allow [him/it] to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times the Stockholder might propose.

Very truly yours,

[Insert Name of Individual Stockholder]

or

[Insert Name of Stockholder Entity]

By:

Name:

Title:

D-2

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

     Re: Worldquest Networks, Inc.

Ladies and Gentlemen:

     The undersigned is an officer, director and/or holder of shares of the Common Stock, options or warrants to purchase Common Stock of Worldquest Networks, Inc., a Delaware corporation (the “Company”), (collectively, the “Securities”) and wishes to facilitate the merger of Worldquest Networks, Inc. with Ntera Holdings, Inc. (“Ntera”) (the “Merger”) pursuant to a Merger Agreement of even date hereof, as it may be amended from time to time (the “Merger Agreement”).

     In consideration of the foregoing and in order to induce Ntera Holdings, Inc. and the Company to complete the Merger, the undersigned hereby irrevocably agrees that the undersigned will not, directly or indirectly, issue, sell, offer, contract to sell, or make any short sale, pledge, grant any option to purchase, transfer, assign, hypothecate, distribute or otherwise encumber or dispose of (whether pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended, or otherwise) (any such transaction, a “Transfer”) any of the Securities of the Company currently held by the undersigned, as described on the signature page hereto (the “Shares”), during the period beginning on the date hereof and ending on the date that is 24 months from the date hereof (the “Lock Up Period”), except as follows:

     (i) 15% of the Shares may be Transferred during the one year period from the Effective Time of the Merger (as such term is defined in the Merger Agreement); and

     (ii) an additional 20% (for an aggregate of 35%) of the Shares may be Transferred beginning one year after the Effective Time of the Merger and ending twenty-four (24) months after the Effective Time.

     Provided further, that prior to any Transfer as described in items (i) through (ii) above, the undersigned shall provide prior written notice to the Company of such proposed Transfer at least 48 hours prior to such Transfer.

     Notwithstanding the foregoing, during the Lock-Up Period the undersigned may, without the consent of the Company, Transfer any Shares, if the undersigned is an individual, either during his or her lifetime or on death by will or intestacy, to his or her immediate family

E-1

or to a trust or family limited partnership, the beneficiaries of which are exclusively the undersigned and/or members of his or her immediate family; provided, however, that prior to any Transfer as described above each such transferee shall execute an agreement, satisfactory to the Company, pursuant to which each such transferee shall agree to receive and hold such Shares subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

     The undersigned confirms that he/she understands that the Company and Ntera will rely on the representations and covenants set forth in this agreement in proceeding with the Merger. The undersigned understands that the agreement of the undersigned is irrevocable and shall be binding on the heirs, legal representatives, successors and assigns of the undersigned. The undersigned agrees and consents to the entry of a legend on the stock certificates or documents evidencing the Shares and stop transfer instructions with the Company’s transfer agent against the transfer of the Shares except in compliance with this agreement.

Dated:            , 2004

Number of and class of
Securities Beneficially Owned:

Signature

Options

Print Name and Address

Warrants

E-2

EXHIBIT F

FORM OF
WORLDQUEST NETWORKS, INC.
REGISTRATION RIGHTS AGREEMENT

          This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of    , 2004, by and between WorldQuest Networks, Inc., a Delaware corporation (the “Company”), and the investors listed on Annex A and Annex B hereto (each an “Investor,” and collectively, the “Investors”).

W I T N E S S E T H:

          WHEREAS, the Company, Ntera Holdings, Inc. (“Ntera”) and Engin Yesil have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2004, whereby Ntera will be merged with and into the Company (the “Merger”);

          WHEREAS, pursuant to the Merger, each of the Investors listed on Annex A hereto are being issued Common Shares (as defined below), which shares are being issued pursuant to an exemption from registration under the Securities Act;

          WHEREAS, each of the Investors listed on Annex B hereto owns Common Shares;

          WHEREAS, in connection with the Closing of the Merger, the Company has agreed to provide to the Investors the registration rights set forth herein; and

          WHEREAS, concurrently with the execution of this Agreement, the Company and certain Investors are executing Lock-Up Agreements (the “Lock-Up Agreements”), pursuant to which the Investors are agreeing to certain restrictions as to the transferability of their respective Common Shares;

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

          Capitalized terms not otherwise defined in this Agreement shall have the respective meanings assigned thereto in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

          1.1 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, though one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          1.2 “Closing Date” means the date of the Closing under the Merger Agreement.

          1.3 “Common Shares” means shares of common stock, par value $.01 per share, of WorldQuest.

          1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any federal statute then in effect which has replaced such statute, together with the rules and regulations promulgated thereunder.

          1.5 “Holder” means each Investor for so long as such Investor owns any Registrable Securities, and any other Person who is a holder of Registrable Securities or a permitted assignee of Registrable Securities in accordance with Section 4.4, for so long as such Person owns any Registrable Securities.

          1.6 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or a government or other agency or political subdivision thereof.

          1.7 “Public Offering” shall mean a public offering of Common Shares (or securities convertible into Common Shares) pursuant to an effective registration statement under the Securities Act.

          1.8 “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

          1.9 “Registrable Securities” means (i) with respect to each Investor listed on Annex A hereto, such number of Common Shares set forth opposite such Investor’s name on Annex A, issued to the Investor as Merger Consideration under the Merger Agreement, (ii) with respect to each Investor listed on Annex B hereto, such number of Common Shares set forth opposite such Investor’s name on Annex B, and (iii) all Common Shares issued by the Company (by way of dividend or capital split or in connection with a combination of shares, recapitalization, merger, consolidation or otherwise) in respect of such shares. As to any particular Registrable Securities, such shares shall cease to be Registrable Securities when (i) they have been transferred in accordance with all applicable provisions of this Agreement or (ii) the Holder’s rights under this Agreement have been terminated pursuant to Article III.

          1.10 “Rule 144” means Rule 144 promulgated under the Securities Act, as amended, or any federal rule, regulation or statute then in effect which has replaced such rule.

          1.11 “SEC” means the Securities and Exchange Commission (or the federal agency at the time administering the Securities Act).

          1.12 “Securities Act” means Securities Act of 1933, as amended, or any federal statute then in effect which has replaced such statute, together with the rules and regulations promulgated thereunder.

          1.13 “Voting Securities” means all Common Shares and all other shares of all classes and series of capital securities of the Company entitled to vote generally in the election of directors of the Company, considered as one class; and, if the Company shall have shares of Voting Securities entitled to more or less than one vote for any such shares, each reference in this Agreement to a portion or percentage in voting power of Voting Securities shall be calculated by reference to the proportion or percentage of votes entitled to be cast by holders of such shares generally in the election of directors of the Company.

ARTICLE II

Registration Rights

          2.1 Shelf Registration.

               (a) The Company shall prepare and file or cause to be prepared and filed with the SEC, as promptly as practicable, but in no event later than the six-month anniversary of the Closing Date, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) registering the resale from time to time by Holders thereof of all of the Registrable Securities (the "Registration”). The Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by such Holders in accordance with the reasonable methods of distribution elected by the Holders, approved by the Company and set forth in the Shelf Registration Statement. The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable, and to keep the Shelf Registration Statement continuously effective under the Securities Act until the expiration of the two-year anniversary of the Closing Date. At the time the Shelf Registration Statement is declared effective, each Holder shall be named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law.

               (b) For purposes of this Agreement, a Registration shall be deemed to have occurred upon the earliest to occur of (i) the effective date of the Shelf Registration Statement relating to such Registration or (ii) with respect to each Holder, the failure of such a Shelf Registration Statement to become effective due to the breach by such Holder of his obligations under this Agreement.

          2.2 Expenses of Registration. The Company shall be responsible for all federal and state filing fees (including blue sky registration or qualification fees), all printing and engraving expenses, all fees and expenses of the Company’s counsel and all independent certified public accountants, underwriters, if any, (excluding discounts and commissions and fees and expenses of counsel to the underwriters) and other Persons retained by the Company and all other costs or expenses incurred by the Company in the performance of its obligations hereunder.

Each Holder shall be solely responsible for the fees or expenses of counsel for such Holder and for any transfer taxes relating to the sale of such Holder’s Registrable Securities included in the registration statement.

          2.3 Company Plans. The Company may postpone the filing or effectiveness of any registration statement hereunder if the Company determines, in its reasonable judgment, that (i) such action or proposed action would interfere with any proposal or plan by the Company or any of its Affiliates to engage in any material acquisition, merger, consolidation, tender offer, securities offering (including any proposal or plan to register or offer Common Shares) or other material transaction or (ii) would require the Company to make a public disclosure of previously non-public material information, and the Company shall promptly notify each Holder of any postponement pursuant to this Section 2.3. The Company shall notify each Holder as promptly as practicable of any termination of any such postponement and shall promptly file or seek effectiveness after the occurrence of such termination.

          2.4 Registration Procedures. Upon Registration of Registrable Securities pursuant to Section 2.1, the Company shall, to the extent applicable for the Shelf Registration Statement:

               (a) Prepare and file with the SEC a Shelf Registration Statement or Shelf Registration Statements on S-3 or any other appropriate form under the Securities Act available for the sale of the Registrable Securities by the Holders thereof in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause such Shelf Registration Statement to become effective and remain effective as provided herein; provided that before filing any Shelf Registration Statement or prospectus or any amendments or supplements thereto with the SEC, the Company shall furnish to the Holders copies of all such documents proposed to be filed and use its best efforts to reflect in each such document when so filed with the SEC such comments as the such Holders reasonably shall propose within three business days of the delivery of such copies to the Holders;

               (b) Subject to Section 2.3, prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement continuously effective as provided in Section 2.1 and cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and use its reasonable best efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by the Shelf Registration Statement in accordance with the intended methods of disposition by the sellers thereof set forth in such Shelf Registration Statement as so amended or such prospectus as so supplemented.

               (c) If requested by any Holder, as promptly as practicable incorporate in a prospectus supplement or post-effective amendment to the Shelf Registration Statement such information as the Holder or counsel for such Holder shall determine to be required to be included therein by applicable law and make any required filings of such prospectus supplement or such post-effective amendment; provided that the Company shall not be required to take any actions under this Section 2.4(c) that are not in compliance with applicable law.

               (d) Use commercially reasonable efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdictions within the United States as the Holders may reasonably request, to enable the Holders to consummate the public sale in such jurisdictions of the shares covered by the registration statement; provided, however, that the Company will not be required to (i) qualify generally to do business or subject itself to taxation in any jurisdiction where it would not otherwise be required to qualify or be subject but for this paragraph (d), or (ii) consent to general service of process in any such jurisdiction; and

               (e) Notify (orally or in writing) each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and, at the request of the Holders, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Nothing herein shall be construed to require the Company or any of its Affiliates to make any public disclosure of previously non-public information at any time.

          2.5 Cooperation by the Holder. Each Holder shall cooperate with the Company in the preparation and filing of any registration statement under the Securities Act pursuant to this Agreement and shall furnish to the Company all information necessary to complete such preparation within a reasonable period of time prior to the filing of the Shelf Registration Statement. If the Company has notified the Holders (orally or in writing) that (i) the prospectus included in a registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, (ii) the SEC has issued or threatened to issue any stop order suspending the effectiveness of a registration statement or has initiated proceedings for such purpose or (iii) the Company has received any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, then each Holder shall not deliver such prospectus to any purchaser unless and until a supplement or amendment to such prospectus has been prepared or until the Company advises such Holder in writing that the use of such prospectus may be resumed. At the end of the period during which the Company is obligated to keep the registration statement effective as required hereunder, each Holder will discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement which remain unsold, and each Holder will notify the Company of the number of shares registered which remain unsold promptly upon receipt of such notice from the Company.

          2.6 Indemnification.

               (a) The Company shall indemnify each Holder, each officer and director of any Holder, each Holder’s legal counsel and independent accountants, and each Person, if any,

who controls any of such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Holder Indemnitee”), against all claims, losses, damages and liabilities, or actions in respect thereof, arising out of or caused by any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement relating to the Registrable Securities or any related prospectus or arising out of or caused by any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, and will reimburse the Holder Indemnitee for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this paragraph (a) will not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company nor will the Company be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is caused by any untrue statement (or alleged untrue statement) or omission (or alleged omission) in any such document made in reliance on and in conformity with written information (including written negative responses to inquiries) furnished to the Company by or on behalf of such Holder Indemnitee for use in such registration statement or prospectus, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in any amendment or supplement thereto (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Holder Indemnitee, if a copy of the Final Prospectus was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act.

               (b) Each Holder, severally but not jointly, shall indemnify the Company, each officer and director of the Company, the Company’s legal counsel and independent accountants, and each Person, if any, who controls any of such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Company Indemnitee”), against all claims, losses, damages and liabilities, or actions in respect thereof, arising out of or caused by any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement relating to the Registrable Securities or any related prospectus or arising out of or caused by any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, and will reimburse each Company Indemnitee for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that this paragraph (b) will apply only if (and only to the extent that) such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in reliance upon and in conformity with written information (including written negative responses to inquiries) furnished to the Company by or on behalf of such Holder Indemnitee for use in such registration or prospectus, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of the Company Indemnitee, if a copy of the Final Prospectus was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided further that the indemnity agreement contained in this paragraph (b) will not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Holder.

               (c) Each Holder Indemnitee or Company Indemnitee (the “indemnified party”) will give notice to the party required to provide indemnification hereunder (the “indemnifying party”) promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and will permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that counsel for the indemnifying party, who will conduct the defense of such claim or litigation, will be reasonably satisfactory to the indemnified party, and the indemnified party may participate in such defense at such party’s expense; provided further that the omission by any indemnified party to give notice as provided herein will not relieve the indemnifying party of its obligations under this Section 2.6 except to the extent that the omission is materially prejudicial to the ability of the indemnifying party to defend. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

               (d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.

          2.7 Effect of Lock-Up Agreements. Notwithstanding anything to the contrary contained herein, (a) the Registration of Registrable Securities in accordance with this Agreement shall not limit or otherwise remove the restrictions on the transferability of any Holder’s Common Shares under the Lock-Up Agreements and (b) no Registrable Securities shall be transferable until such time as the restrictions on transferability with respect to such Registrable Securities, if any, shall lapse in accordance with the terms and conditions of the Lock-Up Agreements.

ARTICLE III

Termination

          3.1 Termination. This Agreement shall terminate with respect to each Holder and be of no further force and effect on the earlier of (i) the date on which the Shelf Registration Statement filed by the Company pursuant to a Registration ceases to be effective in accordance with the terms of this Agreement, (ii) the first date on which there are no Registrable Securities subject to this Agreement held by such Holder or (iii) upon the first day on which all of the Holder’s Registrable Securities may be sold, within a 90-day period, without registration under the Securities Act, pursuant to Rule 144.

ARTICLE IV

Miscellaneous

          4.1 Recapitalization, Exchanges, etc. Affecting the Common Shares. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Registrable Securities and (b) any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Registrable Securities, by reason of any dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company as a result of any capital split, dividend or combination, the provisions of this Agreement shall be appropriately adjusted.

          4.2 Specific Performance; Jurisdiction for Service of Process. Each of the parties hereto acknowledges and agrees that any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties for which such parties would have no adequate remedy at law. In addition to any other remedy for which a Person may be entitled, each of the parties hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of Delaware and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement or a breach of this Agreement. Each party hereby waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the State of Delaware, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action or proceeding brought in such state has been brought in an inconvenient forum.

          4.3 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

          4.4 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, executors, administrators, legal representatives and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any part hereof or any benefit or interest herein without the prior written consent of the other parties hereto, except that a Holder may assign its rights under this Agreement in connection with any transfer of any Registrable Securities either during his or her lifetime, or on death by will or intestacy, to his or her immediate family or to a trust or family limited partnership, the beneficiaries of which are exclusively the undersigned and/or members of his or her immediate family; provided, however, that prior to any such assignment and transfer, each such transferee shall execute an agreement, satisfactory in form and substance to the Company, pursuant to which each such transferee shall agree to be bound by the provisions of this Agreement. For the purposes of this paragraph, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

          4.5 Survival. The respective indemnities, agreements, representations, warranties and each other provision set forth in this Agreement or made pursuant hereto shall remain in full force and effect regardless of any investigation (or statements as to the results thereto) made by or on behalf of the Holders of Registrable Securities, any director, officer or partner of such Holder, any agent or underwriter or any director, officer or partner thereof, or any controlling Person of any of the foregoing, and shall survive delivery of and payment for the Registrable Securities to the Holders and the transfer of Registrable Securities by the Holders.

          4.6 Amendment; Waiver.

               (a) This Agreement may be amended only by a written instrument signed by the Company and a majority of the Holders with Registrable Securities then outstanding and subject to this Agreement. This Agreement may not be amended by oral agreement, even if supported by new consideration.

               (b) No provision of this Agreement may be waived orally, but only by a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay on the part of the Company or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Company or the Holder. The Holder shall be bound from and after the date of the receipt of a written notice from the Company setting forth such amendment or waiver, whether or not the Registrable Securities shall have been marked to indicate such amendment or waiver.

          4.7 Notices. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, or by telex or facsimile, at the following addresses:

if to the Company:

WorldQuest Networks, Inc.
1020 NW 163rd Drive
Miami, FL 33133
Attn: Chief Executive Officer

if to any Holder:

at the address indicated on the signature page hereto.

Each party may, by written notice given to the Company in accordance with this Section 4.7, change the address to which such notice or other communications are to be sent to it. All such notices and communications shall be deemed to have been given on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier and when receipt is acknowledged, if telecopied.

          4.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

          4.9 Headings. Article, section and paragraph headings are inserted for convenience only and do not constitute a part of this Agreement. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles and Sections (other than in connection with the Securities Act or the Exchange Act) refer to Articles and Sections of this Agreement; (iii) all references to days or months shall be deemed references to calendar days or months; (iv) the words “hereof,” “herein” or “hereunder” or words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; and (vi) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

          4.10 Definition of Beneficial Ownership. For purposes of this Agreement, a Person shall be deemed to be a “beneficial owner” of any Registrable Securities of the Company (i) which such Person or any of its Affiliates beneficially owns, directly or indirectly; or (ii) which such Person or any of its Affiliates has, directly or indirectly, (a) the right or obligation to acquire (whether such right or obligation is exercisable immediately or only after the passage of time or the occurrence of an event), pursuant to any agreement or arrangement or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or dispose of, including pursuant to any agreement or arrangement; (iii) which is beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person or any of its Affiliates has any agreement or arrangement for the purpose of acquiring, holding, voting or disposing of such Registrable Securities; or (iv) of which such Person would be considered the beneficial owner pursuant to Rule 13d-3 (or any successor thereto) under the Exchange Act.

          4.11 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

          4.12 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter.

          4.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

WORLDQUEST NETWORKS, INC.

By:

Name:

Title:

INVESTORS:

By:

Engin Yesil

Address:

By:

Guven Kivilcim

Address:

By:

Roy Azim

Address:

By:

Korhan Aydin

Address:

By:

Gokhan Varol

Address:

By:

Miguel Vazquez, Jr.

Address:

INTERACTIVE MEDIA GROUP, B.V.

By:

Name: Kamal Hotchandani
Title:

Address:

By:

Denton Jones

Address:

EAGLE VENTURE CAPITAL, LLC

By:

Name: Michael Adler
Title:

Address:

ANNEX A

Investor	Number of Registrable Shares
Engin Yesil	35% of Common Shares issued as Merger Consideration
Guven Kivilcim	35% of Common Shares issued as Merger Consideration
Roy Azim	35% of Common Shares issued as Merger Consideration
Korhan Aydin	35% of Common Shares issued as Merger Consideration
Gokhan Varol	35% of Common Shares issued as Merger Consideration
Sean Sztern	35% of Common Shares issued as Merger Consideration
Miguel Vazquez, Jr.	35% of Common Shares issued as Merger Consideration
Interactive Media Group, B.V.	100% of Common Shares issued as Merger Consideration

ANNEX B

Investor	Number of Registrable Shares
Eagle Venture Capital, LLC (Michael Adler)	35% of Common Shares beneficially owned
Denton Jones	35% of Common Shares beneficially owned